                                                                     Exhibit 2.3

                                                                  EXECUTION COPY

                                   ----------

                            ASSET PURCHASE AGREEMENT

                                   ----------

                         EMS TECHNOLOGIES CANADA, LTD.,
                                    AS VENDOR

                             EMS TECHNOLOGIES, INC.,
                                AS EMS GUARANTOR

                                     - AND -

                        ADVANTECH SATELLITE NETWORKS INC.
                                  AS PURCHASER

                 ADVANTECH ADVANCED MICROWAVE TECHNOLOGIES INC.
                                AS AMT GUARANTOR

                                DECEMBER 22, 2005

                                TABLE OF CONTENTS

                                                                            PAGE
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
Article 1 DEFINITIONS....................................................     1
   1.1     Certain Defined Terms.........................................     1
   1.2     List of Exhibits and Schedules................................    14
   1.3     Knowledge of Vendor...........................................    14
   1.4     Entire Agreement..............................................    15
   1.5     Time of Essence...............................................    15

Article 2 PURCHASE AND SALE OF PURCHASED ASSETS..........................    15
   2.1     Action by Vendor and Purchaser................................    15
   2.2     Place of Closing..............................................    17
   2.3     No Assumption of Excluded Liabilities or Purchase of Excluded
           Assets........................................................    17
   2.4     Assignment of Restricted Rights...............................    20
   2.5     Product Warranty Obligations..................................    22
   2.6     Bulk Sales Legislation........................................    22
   2.7     Access to Purchased Assets/Reassignment of Rights.............    22

Article 3 PURCHASE PRICE.................................................    23
   3.1     Purchase Price................................................    23
   3.2     Satisfaction of Purchase Price and Closing Adjustment.........    23
   3.3     Determination of Closing Working Capital......................    23
   3.4     Adjustment of Closing Date Payment............................    26
   3.5     Allocation of Purchase Price..................................    26
   3.6     Further Assurances............................................    26
   3.7     Withholding...................................................    26

Article 4 REPRESENTATIONS AND WARRANTIES OF VENDOR.......................    27
   4.1     Organization and Good Standing................................    27
   4.2     Authorization and Validity....................................    27
   4.3     Subsidiaries or Affiliates....................................    28
   4.4     No Conflict...................................................    28
   4.5     Consents......................................................    28
   4.6     Regulatory Approvals..........................................    29
   4.7     Financial Statements..........................................    29
   4.8     Absence of Undisclosed Liabilities............................    29
   4.9     Absence of Certain Changes or Events..........................    29
   4.10    Non-Arm's Length Transactions.................................    30
   4.11    Absence of Guarantees.........................................    30
   4.12    Major Suppliers and Customers.................................    31
   4.13    Tax Matters...................................................    31
   4.14    Title to and Condition of Purchased Assets; Sufficiency of
           Purchased Assets..............................................    32
   4.15    Material Contracts............................................    32
   4.16    Equipment Contracts...........................................    33
   4.17    Collectibility of Accounts Receivable.........................    33
   4.18    Owned Real Property...........................................    33
   4.19    Leased Real Property..........................................    33

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                                      -ii-


   4.20    Books and Records.............................................    34
   4.21    No Restrictive Agreements.....................................    34
   4.22    Full Force and Effect and Breach..............................    34
   4.23    Litigation....................................................    34
   4.24    Compliance with Laws..........................................    35
   4.25    Employees and Consultants.....................................    35
   4.26    Pension and Employee Benefit Matters..........................    37
   4.27    Product and Inventory Status..................................    43
   4.28    Intellectual Property Rights..................................    44
   4.29    Brokers and Finders...........................................    48
   4.30    Governmental Permits and Environmental Matters................    48
   4.31    Insurance.....................................................    49
   4.32    Solvency; No Bankruptcy or Insolvency Proceedings.............    49
   4.33    Full Disclosure...............................................    49
   4.34    Vendor's Disclosure Letter / Exhibits and Schedules...........    49
   4.35    Data Processing...............................................    50
   4.36    GST/QST Registrations.........................................    50
   4.37    Interpretation and Survival of Representations and
           Warranties....................................................    50

Article 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER....................    50
   5.1     Incorporation and Authority of Purchaser......................    50
   5.2     No Conflict...................................................    51
   5.3     Consents and Approvals........................................    51
   5.4     Brokers and Finders...........................................    51
   5.5     Investment Canada.............................................    51
   5.6     GST/QST Registration..........................................    51
   5.7     Financing.....................................................    51

Article 6 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES..........    52
   6.1     Survival of Covenants, Representations and Warranties.........    52

Article 7 ADDITIONAL COVENANTS AND AGREEMENTS............................    53
   7.1     Conduct of Purchased Business and Other Matters Prior to
           Closing.......................................................    53
   7.2     Books and Records.............................................    54
   7.3     Inspection and Information Rights.............................    54
   7.4     Regulatory and Other Authorizations; Consents.................    55
   7.5     Vendor Sales Warranties.......................................    55
   7.6     EMS Name/Domain Name..........................................    55
   7.7     Employment....................................................    55
   7.8     Employee Plans................................................    57
   7.9     Preservation of Records.......................................    59
   7.10    Purchaser's Option if Damage, Etc.............................    59
   7.11    Accounts Receivable Buy Back..................................    60
   7.12    Post Closing Receipts.........................................    61
   7.13    Purchaser's Performance on Certain Contracts / Credit
           Support.......................................................    61
   7.14    Vendor Credit Support and Foreign Exchange....................    61
   7.15    Further Actions...............................................    62
   7.16    No Shop.......................................................    62

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                                      -iii-


   7.17    Tax Matters...................................................    62
   7.18    Notice of Untrue Representation or Warranty...................    63

Article 8 CONDITIONS PRECEDENT TO THE CLOSING............................    63
   8.1     Conditions to Obligations of Vendor...........................    63
   8.2     Conditions to Obligations of Purchaser........................    65

Article 9 INDEMNIFICATION................................................    67
   9.1     Indemnification by the Vendor.................................    67
   9.2     Indemnification by the Purchaser..............................    68
   9.3     Threshold and Limitations.....................................    68
   9.4     Notice of Claim...............................................    69
   9.5     Direct Claims.................................................    70
   9.6     Third Party Claims............................................    70
   9.7     Settlement of Third Party Claims..............................    70
   9.8     Co-operation..................................................    71
   9.9     Exclusivity...................................................    71
   9.10    Currency Indemnity............................................    71

Article 10 TERMINATION, AMENDMENT AND WAIVER.............................    71
   10.1    Termination...................................................    71
   10.2    Effect of Termination.........................................    72
   10.3    Waiver........................................................    72

Article 11 DISPUTE RESOLUTION............................................    73
   11.1    Submission Of Claims To Arbitration...........................    73
   11.2    Fees and Costs................................................    73

Article 12 EMS GUARANTOR.................................................    73
   12.1    Representations and Warranties................................    73
   12.2    Guarantee.....................................................    74

Article 13 AMT GUARANTOR.................................................    74
   13.1    Representations and Warranties................................    74
   13.2    Guarantee.....................................................    74

Article 14 POST-SIGNING COVENANTS........................................    75
   14.1    Employees Non-Competition Agreements..........................    75
   14.2    Invention Assignment and Confidentiality Agreements...........    75
   14.3    Finder's Fees Satisfied.......................................    75

Article 15 GENERAL PROVISIONS............................................    75
   15.1    Expenses......................................................    75
   15.2    Notices.......................................................    75
   15.3    Public Announcements..........................................    76
   15.4    Headings......................................................    77
   15.5    Severability..................................................    77
   15.6    Entire Agreement..............................................    77
   15.7    Assignment....................................................    77

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                                      -iv-


   15.8    No Third-Party Beneficiaries..................................    77
   15.9    Amendment; Waiver.............................................    77
   15.10   Governing Law; Jurisdiction and Venue.........................    78
   15.11   Language......................................................    78
   15.12   Counterparts..................................................    78
   15.13   Restriction on Disclosure of Agreement Terms..................    78

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                                       S-1


THIS ASSET PURCHASE AGREEMENT made as of the 22 day of December, 2005.

BETWEEN: EMS TECHNOLOGIES, INC., a legal person duly constituted under the laws of Georgia, having its head office at 660 Engineering Drive, Norcross, Georgia, U.S.A., 30092;

            (hereinafter referred to as the "EMS GUARANTOR")

AND: EMS TECHNOLOGIES CANADA, LTD., a legal person duly constituted under the laws of Canada, having its head office at 1725 Woodward Avenue, Ottawa, Ontario, K2C 0P9;

            (hereinafter referred to as "EMS CANADA" or the "VENDOR")

AND: ADVANTECH SATELLITE NETWORKS INC., a legal person duly constituted under the laws of Canada, having its head office at 657 Orly Avenue, Dorval, Quebec, H9P 1G1;

            (hereinafter referred to as the "PURCHASER")

AND: ADVANTECH ADVANCED MICROWAVE TECHNOLOGIES INC., a legal person duly constituted under the laws of Canada, having its head office at 657 Orly Avenue, Dorval, Quebec, H9P 1G1;

            (hereinafter referred to as the "AMT GUARANTOR")

RECITALS:

Vendor desires to sell and assign to Purchaser, and Purchaser desires to purchase and acquire from Vendor, substantially all of the assets, property and enterprise and certain liabilities of and relating to the Business on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the facts recited above and the mutual agreements set forth herein, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1  CERTAIN DEFINED TERMS

As used in this Agreement, the following terms will have the following meanings:

"ACCOUNTS RECEIVABLE" means all accounts receivable, "unbilled receivables", bills receivable, trade accounts, book debts, insurance claims and any other evidences of indebtedness of and rights to receive payment arising out of or in connection with the Business, and the full benefit of all security for such accounts or rights to payment, in each case that would be characterized as accounts receivable in accordance with U.S. GAAP.

                            Asset Purchase Agreement

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                                       S-2


"AFFILIATE" means, with respect to any specified person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such specified person.

"AGREEMENT" means this Asset Purchase Agreement including all Schedules and Exhibits to this Asset Purchase Agreement and all amendments made in writing by the parties hereto, and "herein" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection, Schedule or Exhibit.

"ALTERNATIVE TRANSACTION" has the meaning ascribed thereto in Section 7.16.

"ANCILLARY AGREEMENTS" means, collectively, the Purchase Price Note, the Bill of Sale, the Vendor Non-Competition and Non-Solicitation Agreement, the Patent Assignment, the EMS License Agreement, the SATCOM Agreement, the Copyright Assignment and the Trademark Assignment (as such terms are defined herein).

"ASSIGNED CONTRACTS" means all of Vendor's rights under all Vendor Contracts (including Material Contracts) other than the Excluded Contracts.

"ASSUMED LIABILITIES" has the meaning ascribed thereto in Subsection 2.1.1(b).

"BENCHMARK" means CDN $9,167,000.

"BILL OF SALE" means the Bill of Sale, Assignment and Assumption Agreement to be executed and delivered by Vendor at the Closing.

"BOOKS AND RECORDS" means all books and records and, with the consent of the Vendor's bank, all bank accounts of the Vendor relating to the Business or the Purchased Assets (including, through or of subsidiaries, joint ventures, limited partnerships and other interests), including financial, corporate (including, for subsidiaries, joint ventures, limited partnerships and other interests), operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, personnel records (other than medical records) pertaining to Employees who accept employment with Purchaser and other files and records pertaining to the Purchased Assets and all other documents, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise including all data, information and databases stored on computer-related or other electronic media.

"BUSINESS" means the business carried on by EMS Satellite Networks, an operating division of the Vendor, which includes the development, manufacture, marketing, sales, distribution, licensing, and support of the Vendor Products.

"BUSINESS DAY" means a day other than a Saturday, Sunday or other days that are statutory holidays in any of the Provinces of Quebec and Ontario or the State of Georgia, U.S.A.

"CASH ON HAND" means the general ledger balance of cash on hand as determined in accordance with U.S. GAAP to the extent only relating to the Business.

"CLAIM" means claims, demands, complaints, grievances, actions, suits, causes of action, orders, charges, indictments, prosecutions, information, reassessments or other similar processes or proceedings.

"CLOSING" means the completion of the sale to and purchase by the Purchaser of the Purchased Assets under this Agreement.

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                                       S-3


"CLOSING DATE" means, the earlier of (i) two Business Days following the satisfaction of the closing conditions identified in Section 8.1 and Section 8.2; (ii) the Termination Date; or, (iii) such other date as the Vendor and the Purchaser may mutually determine in writing.

"CLOSING WORKING CAPITAL" has the meaning ascribed thereto in Subsection 3.3.2.

"CLOSING WORKING CAPITAL STATEMENT" has the meaning ascribed thereto in Subsection 3.3.1.

"CODE" has the meaning ascribed thereto in Section 3.5.

"COLLECTIVE AGREEMENTS" means collective agreements and related documents including benefit agreements, letters of understanding, letters of intent and other written communications (including arbitration awards) relating to the Employees by which the Vendor is bound or which impose any legally enforceable obligations upon the Vendor or set out the understanding of the parties or an interpretation with respect to the meaning of any provisions of such collective agreements.

"CONSULTANT" has the meaning ascribed to it in Subsection 4.25.1.

"CONTINGENT OBLIGATION" means any direct or indirect Liability, contingent or otherwise, of the Vendor incurred in connection with the Business with respect to: (i) any indebtedness, lease, dividend, letter of credit or other obligation of any other person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by the Vendor, or in respect of which the Vendor is otherwise directly or indirectly liable;
(ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of the Vendor; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect the Vendor against fluctuation in interest rates, currency exchange rates or commodity prices.

"CONTRACTS" means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements of the Business or relating to the Purchased Assets, in each case to the extent only enforceable against the Vendor, to which the Vendor is a party or by which the Vendor is bound or under which the Vendor has, or will have, any Liability or contingent Liability (in each case, whether written or oral, express or implied) and includes quotations, submissions, responses to requests for proposals, orders or tenders which remain open for acceptance and warranties and guarantees of the Business.

"CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as an officer, director, trustee or executor, by contract or otherwise.

"COPYRIGHT ASSIGNMENT" has the meaning ascribed thereto in Subsection 8.2.6.

"CREDIT SUPPORT" has the meaning set out in Section 7.14;

"DATA PROCESSING SYSTEM" means the computer equipment and associated peripheral devices and the related operating and application systems and other software owned, leased or licensed by the Vendor for the Business.

"DIVISION DATE" means November 28, 2005.

"DOCUMENTATION" means, collectively, programmers' and developers' notes or logs, source code annotations, user guides, manuals, instructions, software and hardware architecture designs, conceptual designs, sketches, algorithms, flow charts, specifications generated internally or externally, mock-ups, breadboards, block diagrams, prototypes, data sheets, components, test results, layouts, any know-how, and any other designs, plans, schematics, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any Vendor Technology Assets in connection with the Business, whether in tangible or intangible form, whether owned by Vendor or held by Vendor under any licenses or sublicenses (or similar grants of rights).

"EFFECTIVE DATE" means the date hereof.

"EMPLOYEES" means those employees of the Business listed in Section 4.25 of the Vendor's Disclosure Schedule, who constitute all of the active and disabled employees of the Business, including employees on lay-off with recall rights under Collective Agreements applicable to such employees, as of the Effective Date; and (a) subject to the Purchaser's prior permission, any other employees who become employees of the Business during a period of one (1) month following the Effective Date, and (b) after such period any other employees who become employees of the Business shall be treated as "Employees" only if employed after consultation between Vendor and Purchaser.

"EMPLOYEES NON-COMPETITION AGREEMENTS" has the meaning ascribed thereto in
Section 14.1.

"EMS LICENSE AGREEMENT" has the meaning ascribed thereto in Subsection 8.2.10.

"EMS LITIGATION" means the Claims relating to the Business listed and described in Section 4.23 of the Vendor's Disclosure Letter.

"ENCUMBRANCE" means any pledge, hypothec, lien, collateral assignment, security interest, deed of trust, mortgage, title retention, conditional sale, collateral assignment, contractual restriction on the transfer of any tangible asset, or other security arrangement, or any charge, adverse claim of title or any other encumbrance of any kind whatsoever.

"ENVIRONMENTAL DAMAGE" means any Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or relating to (i) the presence, discharge, emission or release into the environment of any Hazardous Substance or (ii) facts or circumstances forming the basis of any violation of any Environmental Law.

"ENVIRONMENTAL LAWS" means all Canadian or other federal, provincial, state, local and foreign laws and regulations relating to pollution, the protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, or relating to occupational health and safety.

"EQUIPMENT CONTRACTS" means motor vehicle leases, equipment leases, leases of computer hardware and computer systems, conditional sales contracts, title retention agreements and other similar contracts relating to the Business.

"ETA" means the Excise Tax Act (Canada) as amended from time to time, including regulations thereunder.

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                                       S-5


"EXCLUDED ASSETS" has the meaning ascribed thereto in Subsection 2.3.1.

"EXCLUDED CONTRACTS" means those Vendor Contracts listed on Exhibit B hereto.

"EXCLUDED LIABILITIES" has the meaning ascribed thereto in Subsection 2.3.2.

"EXPERT" has the meaning ascribed thereto in Subsection 3.3.3.

"FACILITIES" has the meaning ascribed thereto in Section 4.30.

"FORMER EMPLOYEES" means, as at the Closing Date, the former employees of the Business, including retirees, and, if applicable, surviving spouses of such employees, who terminated employment with the Vendor on or after April 11, 2004 and who immediately prior to the Closing Date continued to have rights under the Pension Plans or the SatNet Pension Plans.

"GOODWILL" means the goodwill of the Business or relating to the Purchased Assets, and information and documents relevant thereto including lists of customer and suppliers, credit information, telephone and facsimile numbers, research materials, research and development files, but does not include any rights of the Purchaser in or to the name "EMS" or "EMS Technologies" or any word or expression similar thereto or containing any such phrase, or any variation thereof, except as set forth in Section 7.6 and in the EMS License Agreement.

"GOVERNMENTAL AUTHORITY" means any Canadian, U.S. or foreign, federal, state, provincial, municipal or local court regulatory authority, central bank, bureau, official, minister, agency, quasi governmental authority, crown corporation, commission, board, tribunal, licensing body, court, judicial body, arbitral body or other, rule or regulation-making entity.

"GOVERNMENTAL PERMITS" means all municipal, state, local, federal and other governmental franchises, permits, licenses, agreements, waivers and authorizations from, issued or granted by, any jurisdiction.

"HAZARDOUS SUBSTANCES" means, except as may be contained in electronic equipment, (i) chemicals, materials and substances when they are located in or transiting through a jurisdiction that are defined or listed in Environmental Laws of that jurisdiction or otherwise classified pursuant to any applicable Environmental Laws of that jurisdiction as "hazardous substances", "hazardous materials", "residual hazardous materials", "hazardous wastes", "extremely hazardous wastes", "restricted hazardous wastes", "toxic pollutants", "contaminants", "dangerous substances", "dangerous goods", "deleterious substances", "special waste" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, reactivity, radioactivity, carcinogenicity or reproductive toxicity (but not corrosiveness), (ii) any contaminant or pollutant or any substance that when released to the environment causes or is likely to cause, material harm, material adverse impact or material degradation to the environment or material risk to human health, (iii) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contains polychlorinated biphenyls, and radon gas, and (iv) any other chemical, material or substance exposure of persons to which is regulated by any Governmental Authority.

"INCLUDING" or "INCLUDES" means, unless otherwise indicated, "including (or includes) without limitation".

"INDEBTEDNESS" means (i) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations, and (iv) all Contingent Obligations.

"INSOLVENCY ACTION" means, with respect to a person, any or all of the following: (i) the voluntary or involuntary filing, with respect to such person, of a petition for relief, or any other effort to seek relief, under any Insolvency Proceeding; (ii) such person or any of its assets otherwise becoming the subject of an Insolvency Proceeding; (iii) the formal or informal dissolution, liquidation or winding up of such person, or any efforts to initiate or carry out such dissolution, liquidation or winding up; (iv) the appointment of (or efforts or attempts to appoint) a receiver, liquidator, sequestrator, trustee, custodian or other similar officer with respect to such person or any part of its assets or properties; or (v) any composition of the indebtedness of such person or any assignment for the benefit of such person's creditors.

"INSOLVENCY PROCEEDING" means any or all of the following actions, events or proceedings: (i) any voluntary or involuntary case, contested matter or other proceeding under any bankruptcy, insolvency or analogous laws, including the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada) and any successor law or laws thereto; (ii) any case, action or other proceeding under any bankruptcy, insolvency, debt reorganization or similar law (whether now or hereafter in effect) of any country, province, state, or other jurisdiction including the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada).

"INTANGIBLE ASSETS" means, collectively, all intangible assets, properties and rights of the Vendor used in or necessary for the conduct of the Business, including the following assets and properties and all rights therein (whether or not protectable under any Intellectual Property Rights): all software (in both source code and object code form), Vendor Technology Assets, technology, works of authorship, manuals, logbooks, notebooks, user's guides, programmers' notes, documentation, manufacturing rights, know-how, trade secrets, vendor, supplier, customer and prospect lists and all associated information, sales proposals, sales and marketing materials, product literature, and training materials (for both training of customers and of personnel) and web-site content.

"INTELLECTUAL PROPERTY RIGHTS" means, collectively, all intellectual property rights enforceable anywhere in the world, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefore, trade dress rights, trade names, service marks, service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefore, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers' notes, memoranda and records.

"ITA" means the Income Tax Act (Canada), as amended from time to time, including regulations thereunder.

"INVENTORIES" means items that are held by the Vendor relating to the Business, for sale, license, rental, lease or other distribution in the ordinary course of business, or are being produced for sale, or are to be consumed, directly or indirectly, in the production of goods or services to be available for sale, of every kind and nature and wheresoever situated in connection with the Business, including inventories of raw materials, work-in-progress, finished goods and by-products, operating supplies and packaging materials.

"KEY EMPLOYEES" means the following employees of the Business : Peter Garland, Stephane Germain, Bill Hafner, Janis Landovskis, Donald Osborne and Walter Reichert.

"LATEST BALANCE SHEET" has the meaning ascribed thereto in Section 4.7.

"LEASED ASSETS" means (i) all personal/movable property assets, wherever located, that are leased to Vendor in connection with the Business by any third party under any Vendor Contract, and (ii) all rights of Vendor to any such third-party assets under any Vendor Contract pursuant to which such assets are leased.

"LEASED REAL PROPERTY" means (i) all real/ immovable property, wherever located, that is leased to Vendor in connection with the Business by any third party under any Vendor Contract, and (ii) all rights of Vendor to any such leased real property under any Vendor Contract pursuant to which such real/ immovable property is leased.

"LETTER OF INTENT" means that certain letter agreement dated as of July 18, 2005 between EMS Canada and Purchaser, as amended by letters dated August 29, 2005, October 20, 2005, November 30, 2005, December 7, 2005 and December 12, 2005, concerning the purchase and sale of substantially all of the assets, property and undertaking of and relating to the Business and pursuant to which this Agreement has been prepared.

"LIABILITIES" (or when used with reference to a single item described below, "LIABILITY") means debts, liabilities and obligations (whether pecuniary or not, including obligations to perform or forbear from performing acts or services), fines or penalties, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law (under law or equity and under any theory of liability), action or governmental order, liabilities for Taxes and those arising under any Contract, agreement, arrangement, commitment or undertaking of any kind whatsoever (whether written or oral, express or implied), including those arising under any Vendor Contract.

"LOSSES" means, in respect of any matter, all losses, damages, liabilities, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly as a consequence of such matter less, in all cases, any insurance benefits received or receivable directly in respect thereof.

"LTD EMPLOYEES" means Non-Unionized Employees who are receiving long term disability payments.

"MASS MARKET SOFTWARE" means pre-packaged mass market software readily available at retail.

"MATERIAL ADVERSE EFFECT" has the meaning ascribed thereto in Section 4.1.

"MATERIAL CONTRACTS" shall mean (a) all Contracts under which, as of and from the Closing Date, the Business would be required to perform services, deliver products or make payments with a value of more than Twenty-Five Thousand Dollars ($25,000) within any twelve month period under each such Contract (or group of related Contracts) or be required to fulfill any other obligation at a cost in excess of Twenty-Five Thousand Dollars ($25,000) within any twelve-month period; (b) all continuing Contracts for the purchase of materials, supplies, equipment or services which requires payment under that Contract of more than Twenty-Five Thousand Dollars ($25,000) as of and from the Closing Date, except for purchases of inventories or services in the ordinary course of the business that do not exceed one year in length and are on terms and conditions not more onerous than those usual and customary to the industry relating to the Business; (c) Equipment Contracts involving the payment of more than Ten Thousand Dollars ($10,000) in any twelve month period; (d) Real Estate Leases; (e) any material non-competition, non-solicitation or similar Contract relating to the Business under which the Vendor is obligor (other than confidentiality agreements entered into in the ordinary course of business containing non-solicitation of employees covenants); (f) all Contracts with customers of the Business pursuant to which the Vendor is required to deliver goods or render services having a value in excess of Twenty-Five Thousand Dollars ($25,000) after Closing; (g) all Contracts pursuant to which intellectual property is licensed to or by the Vendor in connection with the Business (other than licenses for Mass Market Software and licenses with customers of the Business); and (h) all Contracts in the nature of distribution, development, reseller, OEM, manufacturing or partnership to which the Vendor is a party and which relate to, and are material to, the Business.

"NON-UNIONIZED EMPLOYEES" has the meaning ascribed thereto in Subsection 7.7.3.

"OTHER AGREEMENTS" has the meaning ascribed thereto in Section 1.4.

"OWNED REAL PROPERTY" means real/immovable property used in or reasonably required for the Business, owned or purported to be owned by the Vendor, other than Leased Real Property, in which the Vendor has an interest, including all improvements.

"PATENT ASSIGNMENT" has the meaning ascribed thereto in Subsection 8.2.6.

"PENSION PLANS" means the following pension plans of the Vendor: (1) EMS Technologies Canada, Ltd. Pension Plan for Employees Represented by C.A.W. Local 188; (2) EMS Technologies Canada, Ltd. Pension Plan for Employees Represented by C.E.P. Local 508; (3) EMS Technologies Canada, Ltd. Pension Plan for Quebec Non-Represented Employees; and (4) EMS Technologies Canada, Ltd. Pension Plan for Employees Represented by the Space Systems Engineers and Scientists Association.

"PENSION REGULATOR" means each Governmental Authority with jurisdiction over the applicable Pension Plan or SatNet Pension Plan.

"PERMITTED ENCUMBRANCES" means:

     (a) servitudes, easements, restrictions, rights of way and other similar rights in real/immoveable property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto;

     (b) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations for amounts which are not due or delinquent;

     (c) statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any governmental authority that have not at the time been filed or registered against the title to the asset or served upon the Vendor pursuant to law and that relate to obligations not due or delinquent;

     (d) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

     (e) security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money or other contractual obligations of the Vendor; and

     (f) the Permitted Encumbrances described in Section 4.14 of the Vendor's Disclosure Letter.

"PERSON" includes any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity and any Governmental Authority.

"PREPAID EXPENSES" means the unused portion of amounts prepaid by or on behalf of the Vendor relating to the Business or the Purchased Assets including Taxes, assessments, rates and charges, utilities, rents, tenant allowances, insurance and deposits with any Person including with any supplier, public utility or any Governmental Authority, but excluding amounts paid in respect of the Vendor Employee Benefit Plans.

"PRIME RATE" means the annual variable rate of interest quoted from time to time by Royal Bank of Canada as the "prime rate" of interest charged by such bank as a reference rate for calculating interest on U.S. dollar loans made by such bank in Canada.

"PRO FORMA WORKING CAPITAL STATEMENT" has the meaning ascribed therein in Subsection 3.3.1.

"PUBLIC SOFTWARE" has the meaning ascribed thereto in Subsection 4.28.13.

"PURCHASED ASSETS" means all right, title and interest of the Vendor in and to the following assets of the Business (but in any event excluding the Excluded Assets):

     (a)  all Tangible Assets;

     (b)  all Intangible Assets;

     (c)  all the Documentation;

     (d) all Accounts Receivable and the benefit of all security (including cash deposits), guarantees and other collateral held by the Vendor relating to the Business;

     (e)  all Prepaid Expenses;

     (f)  all Books and Records;

     (g)  all Real Property;

     (h)  all Warranty Rights;

     (i) any and all copies in a tangible medium and any and all other tangible embodiments of the Vendor Technology Assets;

     (j) all Vendor IP Rights in and to the Vendor Technology Assets and the Documentation, including all patents, rights in patent applications and invention rights listed in the Patent Assignment, and all marks and copyrights listed respectively in the Trademark Assignment and the Copyright Assignment;

     (k)  all Assigned Contracts;

     (l) all Governmental Permits, or the portion thereof, held by Vendor or necessary for the use or operation of any of the Purchased Assets and the Business, to the extent legally transferable by Vendor;

     (m) all claims, rights to refunds, choses in action, causes of action, rights of recovery or rights to damages, rights of set-off and other rights of recoupment relating to the Business (excluding any of the foregoing related to, (i) any Excluded Asset, (ii) the payment of Taxes, or (iii) the EMS Litigation) that are associated with or related to the Business or any of the Purchased Assets;

     (n)  all Goodwill; and

     (o)  the Data Processing System.

"PURCHASE PRICE" has the meaning ascribed thereto in Section 3.1.

"PURCHASE PRICE NOTE" has the meaning ascribed thereto in Subsection 8.1.8.

"QSTA" means An Act respecting the Quebec Sales Tax, as amended from time to time, including regulations thereunder.

"QTA" means the Taxation Act (Quebec) as amended from time to time, including regulations thereunder.

"REAL PROPERTY" means Owned Real Property and Leased Real Property.

"REAL PROPERTY LEASES" means all leases or other similar Contracts under which a Leased Real Property is leased to Vendor as of the Closing Date.

"REFUNDABLE DEFICIT" means the greater of:

     (a) the sum of the solvency deficiencies of all of the SatNet Pension Plans; and

     (b) the sum of the going concern deficiencies of all of the SatNet Pension Plans;

in either case, net of any contributions required by the Pension Regulator to effect the split and transfer of the Pension Plans contemplated in Subsection 4.26.5, as of the Division Date and adjusted as of the Closing Date using the same actuarial methods and assumptions as those used by the actuary for the Vendor for the SatNet Pension Plans.

"REPLACEMENT PLANS" has the meaning ascribed thereto in Section 7.8.

"RESEARCH AND DEVELOPMENT TAX RECEIVABLES" means the research and development tax refunds that the Vendor is entitled to receive under applicable laws in respect of any period ending on or prior to the Closing Date.

"RESOLD ACCOUNTS RECEIVABLE" has the meaning ascribed thereto in Subsection 7.11.1.

"RESTRICTED RIGHTS" means any Contract or Governmental Permit which by its terms requires consent or approval of the other party or parties thereto or the issuer for completion of the transactions contemplated by this Agreement or in respect of which the completion of the transactions contemplated by this Agreement will increase the obligations or decrease the rights or entitlements of the Vendor or the Purchaser relating to the Business or any Purchased Asset under such Contract or Governmental Permit.

"REVIEW PERIOD" has the meaning ascribed thereto in Subsection 3.3.3.

"RUSSIAN CONTRACT" means the contract between Vendor and Morszviasputnik presented to Morszviasputnik for acceptance but not yet accepted as of the date hereof with respect to the sale of a hub and upgrade thereto;

"SATCOM AGREEMENT" has the meaning ascribed thereto in Subsection 8.1.10.

"SATNET EMPLOYEES" means the active and disabled employees of the Business, including employees on lay-off with recall rights under Collective Agreements applicable to such employees, as at the Division Date.

"SATNET FORMER EMPLOYEES" means, as at the Division Date, the former employees of the Business, including retirees, and, if applicable, surviving spouses of such employees, who terminated employment with the Vendor on or after April 11, 2004 and who immediately prior to the Division Date continued to have rights under the Pension Plans.

"SATNET PENSION PLANS" has the meaning ascribed thereto in Subsection 4.26.5.

"SATNET TRUSTS" has the meaning ascribed thereto in Subsection 4.26.5.

"SOLVENT" shall mean, with respect to any person on a particular date, that on such date (a) the fair value of the property of such person is greater than the total amount of liabilities, including contingent liabilities, of such person;
(b) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay the probable Liability of such person on its debts as they become absolute and matured; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person's ability to pay as such debts and liabilities mature; and
(d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation and guarantees) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability and, for Pension Plan liabilities, as the amount calculated in accordance with the requirements of the Quebec Supplemental Pension Plans Act and its regulations.

"STATUTORY PLANS" means statutory benefit plans relating to the Business which the Vendor is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

"SUBSIDIARIES" means collectively all the subsidiaries body corporate of Vendor as listed in Section 4.3 of the Vendor's Disclosure Letter.

"TANGIBLE ASSETS" means, collectively, all tangible moveable/personal property assets of Vendor primarily used in, or necessary for the conduct of the Business, wherever located, including the following assets and properties and all rights therein: (i) all Inventories, capital assets and other tangible assets, properties and equipment, including all satellite dishes, Out Door Units, microwave equipment, mainframe computers, workstations, servers, personal computers, hardware, telecommunications equipment, GPS Time references, switches, routers, IP Encapsulators and all related software; (ii) all service tools, diagnostic and test equipment, components, and spare parts; (iii) all furniture, documentation, marketing materials, other equipment and tangible personal property; and (iv) all media and all hardware or other systems on which any copy of software is resident and all related user manuals and other tangible items associated therewith; and for greater certainty, the Tangible Assets include those listed on Exhibit A.

"TAX" or "TAXES" means Canadian, U.S., federal, provincial, state and local and foreign taxes of any kind whatsoever (whether payable directly or by withholding), including alternative or add on minimum income, gains, employment, license, documentary, stamp, occupation, recording, transfer, sales, use, excise, franchise, ad valorem, property, property transfer, inventory, value added, withholding and payroll taxes (including all taxes or other payments required to be withheld by an employer and paid over to any Governmental Authority), or other similar governmental charges, fees, customs, duties, levies or assessments, together with any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

"TERMINATION DATE" means February 28, 2006 or such other date as the Vendor and the Purchaser may mutually determine.

"TIME OF CLOSING" means 12:01 a.m. on the Closing Date.

"TRADEMARK ASSIGNMENT" has the meaning ascribed thereto in Subsection 8.2.6.

"TRANSFERRED EMPLOYEES" has the meaning ascribed thereto in Subsection 7.7.3.

"U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

"UNION" means an organization of Employees formed for purposes that include the regulation of relations between Employees and the Vendor and includes a provincial, territorial, national or international union, a certified council of unions, a designated or certified employee bargaining agency, and any organization which has been declared a union pursuant to applicable labour relations legislation.

"UNION PLANS" means Vendor Employee Benefit Plans to which the Vendor is required to contribute pursuant to a Collective Agreement and which are not maintained or administered by the Vendor or its Affiliates.

"VENDOR CONTRACTS" means all agreements, Contracts, arrangements, commitments, mortgages, indentures, leases, franchises, instruments, notes, bonds, indemnities, guarantees, loan agreements, credit agreements, deeds, assignments, powers of attorney, certificates, purchase orders, work orders, insurance policies, Vendor Employee Benefit Plans, covenants, assurances or undertakings of any nature relating to the Business to which Vendor is or may be bound, subject or affected or under which Vendor is or may become liable or obligated or pursuant to which Vendor has agreed to take any action or that relate to, affect, bind or relate to an

Encumbrance on or with respect to, any of the Purchased Assets including the Equipment Contracts and the Vendor Leases.

"VENDOR EMPLOYEE BENEFIT PLANS" has the meaning ascribed thereto in Subsection 4.26.1.

"VENDOR GROUP" has the meaning ascribed thereto in Section 7.14.

"VENDOR IP RIGHTS" has the meaning ascribed thereto in Subsection 4.28.1.

"VENDOR LEASES" means all leases and lease agreements pursuant to which any Leased Assets or Leased Real Property are leased to Vendor.

"VENDOR LICENSED IP RIGHTS" has the meaning ascribed thereto in Subsection
4.28.1.

"VENDOR NON-COMPETITION AND NON-SOLICITATION AGREEMENT" has the meaning ascribed thereto in Subsection 8.2.11.

"VENDOR OWNED IP RIGHTS" has the meaning ascribed thereto in Subsection 4.28.1.

"VENDOR PRODUCTS" means the products (whether being sold or in development) and services of the EMS Satellite Networks division of Vendor.

"VENDOR SALES WARRANTIES" has the meaning ascribed thereto in Subsection 4.27.1.

"VENDOR SOURCE CODE" has the meaning ascribed thereto in Subsection 4.28.9.

"VENDOR TECHNOLOGY ASSETS" means, collectively, conceptual designs, sketches, flow charts, specifications generated internally, mock-ups, breadboards, prototypes, data sheets, components, test results, all computer software (including software programs, objects, modules, routines, algorithms and any other software code) in both source code and object code form, copyrightable works, inventions (whether or not patentable), trade secrets (including Vendor's customer lists for the Business), know-how, processes, designs, techniques, databases and compilations of data, descriptions, flow charts and other work product to design, plan, develop or test any of the foregoing confidential business information (including Vendor's customer list in respect of the Business), including any of the above related to software programs and updates, upgrades, new versions and new releases of such software programs currently under development by or for Vendor, and other proprietary information and technologies owned by Vendor or held by Vendor under any licenses or sublicenses (or similar grants of rights) in each case solely to the extent the same is primarily used in or necessary to conduct the Business.

"VENDOR'S DISCLOSURE LETTER " means Vendor's Disclosure Letter dated as of the Effective Date which is being delivered by Vendor to Purchaser concurrently with the execution of this Agreement.

"VENDOR'S FINANCIAL STATEMENTS" has the meaning ascribed thereto in Section 4.7.

"WARRANTY RIGHTS" means the full benefit of all warranties, warranty rights, guarantees, indemnities, undertakings and similar covenants (implied, express or otherwise, legal or conventional) against manufacturers or sellers which apply to any of the Purchased Assets.

1.2  LIST OF EXHIBITS AND SCHEDULES

The Exhibits and Schedules to this Agreement, as listed below, are an integral part of this Agreement:

EXHIBIT/ SCHEDULE        DESCRIPTION
-----------------        -----------
Exhibit A                Tangible Assets
Exhibit B                Excluded Assets and Contracts
Exhibit C                Pro Forma Working Capital Statement
Schedule 4.26.5(a)(iv)   Agreed Amount (Pension Plans)
Schedule 4.27.3          Inventories
Schedule 8.1.8           Purchase Price Note
Schedule 8.1.9           Purchaser Consents
Schedule 8.1.10          SATCOM Agreement Term Sheet
Schedule 8.2.7           Vendor Consents
Schedule 8.2.10          EMS License Agreement
Schedule 8.2.11          Vendor Non-Competition and Non-Solicitation Agreement

1.3  KNOWLEDGE OF VENDOR

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Vendor or words to similar effect, it shall be deemed to refer solely to the actual knowledge of the following individuals, in all cases after such individuals have reviewed their files and made due and reasonable enquiry:

     Alfred G. Hansen
     Don T. Scartz
     Gary B. Shell
     Timothy C. Reis
     Donald Osborne
     Peter Garland
     Walter Reichert
     Stephane Germain
     Janis Landovskis
     Steve Rady
     William Jacobs

1.4  ENTIRE AGREEMENT

This Agreement together with the Ancillary Agreements, any other written agreements, instruments or certificates to be entered into pursuant to this Agreement, and the confidentiality agreement dated June 15, 2005 between Vendor, EMS Guarantor and AMT Guarantor, (the "OTHER AGREEMENTS") constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and the Other Agreements and supersede all prior correspondence, agreements, negotiations, discussions and understandings, written or oral. Except as specifically set out in this Agreement or the Other Agreements, there are no representations, warranties, conditions or other agreements or acknowledgements, whether direct or collateral, express or implied, written or oral, statutory or otherwise, that form part of or affect this Agreement or the Other Agreements or which induced any party to enter into this Agreement or the Other Agreements. For greater certainty, except as expressly set forth herein and in the Schedules hereto and the Other Agreements, the Vendor makes no representation or warranty relating to the maintenance, repair, condition, design, workmanship, performance or marketability of any Purchased Asset, including merchantability, suitability, fitness for a particular purpose, quality or absence of defects therein, latent or patent.

No reliance is placed on any representation, warranty, opinion, advice or assertion of fact made either prior to, concurrently with, or after entering into, this Agreement or any Other Agreement, or any amendment or supplement thereto, by any party to this Agreement or any Other Agreement or its representatives, to any other party or its representatives, except to the extent the representation, warranty, opinion, advice or assertion of fact has been reduced to writing and included as a term in this Agreement or that Other Agreement, and none of the parties to this Agreement or any Other Agreement has been induced to enter into this Agreement or any Other Agreement or any amendment or supplement by reason of any such representation, warranty, opinion, advice or assertion of fact.

1.5  TIME OF ESSENCE

Time shall be of the essence of this Agreement and the mere lapse of time shall have the effects contemplated herein and by law.

                                    ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.1  ACTION BY VENDOR AND PURCHASER

Upon and subject to the terms and conditions of this Agreement, at the Closing
Date:

     2.1.1 Purchase and Sale of Purchased Assets and Assumed Liabilities

          (a) PURCHASED ASSETS. Vendor shall sell, assign, transfer, convey and deliver to Purchaser or cause to be sold, assigned, transferred, conveyed and delivered to Purchaser and Purchaser shall purchase and acquire from Vendor, at the Closing, for the consideration specified below in Article 3, the Purchased Assets of the Vendor existing as of the Closing (excluding, for greater certainty, the Excluded Assets) free and clear of all Encumbrances other than the Permitted Encumbrances.

          (b) ASSUMED LIABILITIES. Purchaser shall, effective upon the consummation of the Closing on the Closing Date, assume, pay, perform and discharge when due all of the following obligations and liabilities of the Vendor relating to the Business or the Purchased Assets, (for greater certainty, excluding the Excluded Liabilities), existing, accrued or accruing (whether direct, indirect or contingent) as at or after the Time of Closing (the "ASSUMED LIABILITIES"):

               (i) all liabilities and obligations under or relating to the Assigned Contracts comprising part of the Purchased Assets, including those under or relating to the Material Contracts (including the obligation to make capital contributions under the Infinium (India) joint venture and shareholders agreement), except that if any such liabilities and obligations are related to the payment of money for goods and services rendered prior to Closing the Purchaser shall be liable only to the extent that such liabilities and obligations are reflected on the Closing Working Capital Statement;

               (ii) all licences, liabilities and obligations which are to be performed following the Closing under or relating to the Governmental Permits comprising part of the Purchased Assets and which are referenced in Section 4.30 of the Vendor's Disclosure Letter;

               (iii) only to the extent they are included in the Closing Working
                    Capital Statement, all trade and other accounts payable and other existing or accrued liabilities arising in respect of, or in the ordinary course of the Business, including trade payables owing by the Business to Affiliates of the Vendor or to any other division of the Vendor, wages, unpaid, accrued or accumulated vacation, capital lease payments, if any, and liabilities in respect of Permitted Encumbrances;

               (iv) all liabilities and obligations under or relating to the
                    Permitted Encumbrances (other than the Permitted Encumbrances identified in Part 2 of Section 4.14 of the Vendor's Disclosure Letter which are to be performed following the Closing);

               (v) all product warranty or other similar Liabilities for products delivered and sold by the Business;

               (vi) only to the extent they are included in the Closing Working
                    Capital Statement, all Liabilities for customer advance payments existing on Closing;

               (vii) all Liabilities arising out of or resulting from any breach or violation by Purchaser of Environmental Laws by or in respect of the Business or the Purchased Assets after Closing whether known or unknown except to the extent the same constitutes a breach of the representation and warranty of the Vendor set forth in
                    Section 4.30 hereof;

               (viii) subject to Subsection 3.3.1(b), all liabilities and obligations in respect of the SatNet Pension Plans and the SatNet Trusts that the Purchaser has assumed pursuant to Subsection 7.8.2 hereof; and

               (ix) all liabilities and obligations that the Purchaser has assumed, or for which the Purchaser is expressly responsible, under this Agreement.

     2.1.2 PAYMENT OF PURCHASE PRICE. The Purchaser shall pay the Purchase Price as provided in Article 3.

     2.1.3 TRANSFER AND DELIVERY OF PURCHASED ASSETS. The Vendor shall execute and deliver to the Purchaser all such bills of sale, assignments, instruments of transfer, deeds, assurances, consents, notices and other documents as shall be necessary or desirable to effectively transfer to the Purchaser the Purchased Assets; the Vendor shall deliver up to the Purchaser possession of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances) so that the Purchaser may effect such registrations, recordings, notices, and filings with public authorities as may required in connection with the transfer of ownership to the Purchaser of the Purchased Assets.

     2.1.4 OTHER DOCUMENTS. The Vendor and Purchaser shall deliver such other documents as may be necessary or desirable to complete the transactions provided for in this Agreement.

2.2  PLACE OF CLOSING

     2.2.1 Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets contemplated hereby will take place at a closing at the offices of Osler Hoskin & Harcourt, LLP, Suite 2100, 1000 de la Gauchetiere West, Montreal, Quebec at 10:00 a.m., Eastern Daylight Time, on the Closing Date or at such other place (or by such other means, including a remote Closing wherein the relevant documents are delivered by means of facsimile, mail or courier) as Vendor and Purchaser may mutually agree.

2.3  NO ASSUMPTION OF EXCLUDED LIABILITIES OR PURCHASE OF EXCLUDED ASSETS

     2.3.1 EXCLUDED ASSETS. The Purchased Assets shall exclude the following assets and properties owned by the Vendor (collectively the "EXCLUDED ASSETS"), all of which will be retained by Vendor and will not be sold, assigned, transferred or conveyed to Purchaser:

          (a) all liabilities and obligations owing by any other division of the Vendor or of any of its Affiliates to the Business existing, accrued or accruing due at the Closing for borrowed money, except as may be reflected on the Pro Forma Working Capital Statement;

          (b) all income and corporate capital tax instalments paid by the Vendor and the right to receive any tax credit or any refund of income, corporate capital or other taxes paid by the Vendor including any Research and Development Tax Receivables, any investment tax credits or any manufacturing and processing profits tax reduction or refund, in each case only to the extent accrued as of the Closing Date;

          (c) subject to Section 7.6 and the EMS License Agreement, all rights of the Vendor to use the names "EMS", "EMSSATNET" and "EMS TECHNOLOGIES", or any word or expression similar thereto or containing such phrases, or any variations thereof (including all logos, trade or brand names, business names, trade marks, trade mark registrations and applications, service mark registrations and applications and copyrights containing or in respect of such words or phrases);

          (d) subject to Subsection 7.1.3, insurance policies of the Vendor relating to the Business and the Purchased Assets and all rights in connection therewith, including any rights to outstanding claims thereunder or refunds of insurance premiums;

          (e) all rights of the Vendor to any refunds of workers' compensation payments accruing prior to Closing;

          (f) all constating documents, minute books and shareholder records of the Vendor;

          (g) all rights of the Vendor under this Agreement, the Ancillary Agreements and the Other Agreements;

          (h) all Vendor Employee Benefit Plans and all assets thereof, other than the SatNet Pension Plans and the SatNet Trusts which are to be transferred pursuant to Subsection 7.8.2;

          (i) subject to the covenants set forth in Section 7.6, all Internet domain names and Internet and world-wide web URL's or addresses;

          (j) all claims, choses in action, causes of action, rights of recovery or rights to damages, rights of set-off and other rights of recoupment, related to any EMS Litigation;

          (k)  all Cash on Hand; and

          (l)  the excluded assets and the Excluded Contracts listed on Exhibit
               B.

     2.3.2 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, Purchaser shall not assume, pay, perform or discharge or otherwise have any obligation, responsibility or liability whatsoever for, any and all of the Liabilities of Vendor, including those relating to the Business or the Purchased Assets, and Vendor shall retain, and shall be solely responsible and liable for paying, performing and discharging when due, all of such Liabilities of Vendor (collectively, the "EXCLUDED LIABILITIES"), including:

          (a) any and all Liabilities for any Taxes that are now or hereafter due and payable by Vendor (including those related to the Business), and any and all Liabilities arising from any failure by Vendor to file a tax return or to withhold Taxes;

          (b) subject to Section 7.14, any and all liabilities and obligations under all Credit Support issued to secure or ensure performance by the Vendor of its obligations or liabilities under any Contract comprising part of the Purchased Assets;

          (c) all Liabilities with respect to any Environmental Damage or the violation of any Environmental Law relating to Vendor or any of its businesses (including the Business) or any of its assets (including the Purchased Assets) to the extent such Environmental Damage or violation of such Environmental Law is based upon (i) facts, events or circumstances that occurred prior to the Closing Date or (ii) any acts or omissions of Vendor or any invitee, customer, guest, employee, contractor, consultant or agent of Vendor regardless of when such acts or omissions began or occurred;

          (d) except to the extent reflected on the Closing Working Capital Statement, any and all Liabilities of Vendor to Employees related to any acts or omissions of Vendor, or arising from any facts, events or circumstances relating to Vendor or the Business that accrue prior to or on the Closing Date, including any Liability of Vendor to any Employee for severance pay accrued or payable prior to Closing;

          (e) any and all Liabilities of Vendor to Employees not expressly assumed by the Purchaser hereunder;

          (f) any Liability of Vendor to indemnify any person by reason of the fact that such person was a director, officer, employee or agent of Vendor or prior to Closing was serving at the request of Vendor as a partner, trustee, director, officer, employee or agent of another entity;

          (g) any and all Liabilities arising from the termination by Vendor prior to Closing of, or relating to, the employment or services of any current or future employees, consultants or contractors of Vendor, except as contemplated by Sections 7.7 and 7.8;

          (h) any and all Liabilities arising from any Claim brought against Vendor arising from any duties or obligations under any Vendor Employee Benefit Plans relating to any period prior to Closing to the extent not reflected in the Closing Working Capital Statement;

          (i) any and all Liabilities arising from or based on any fraudulent, unlawful or criminal conduct of Vendor, or any of its officers, directors, shareholders, employees, contractors or agents, including Liabilities based upon theories of strict liability, product liability or fraud prior to Closing;

          (j) any and all Liabilities relating to or arising from or out of any or all of the Excluded Assets, and any and all obligations and Liabilities of Vendor arising under or related to any of the Excluded Contracts;

          (k) other than in connection with the Vendor Sales Warranties given to customers of the Business, any and all Liabilities under any misrepresentation or other Claims relating to any products or services previously sold, licensed or provided by Vendor prior to the Closing;

          (l) any and all Liabilities of Vendor to Vendor's or EMS Guarantor's shareholders, including any Liabilities to dissenting shareholders pursuant to appraisal rights or similar rights under any applicable law or under any articles of incorporation, bylaws or other charter documents of Vendor or EMS Guarantor (in each case, as amended to date) with respect to the transactions contemplated by this Agreement;

          (m) any and all Liabilities (including any amounts payable as principal, accrued interest and penalty interest) related to the EMS Litigation;

          (n) any and all Liabilities owing to a lender of the Vendor, including any bank overdrafts or bank indebtedness;

          (o) any and all Liabilities owing to the EMS Guarantor or other Affiliates of the Vendor for cash advances or long term debt;

          (p) all Indebtedness of the Vendor, except those that arise under the Assigned Contracts or that are reflected in the Closing Working Capital Statement;

          (q) subject to Subsection 3.3.1(b), any deficit under any Vendor Employee Benefit Plans, other than the SatNet Pension Plans and SatNet Trusts which are to be transferred pursuant to Subsection 7.8.2;

          (r) any and all Liabilities for Vendor's costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and disbursements of counsel, financial advisors and accountants; and

          (s) any and all Liabilities incurred by Vendor for any finder's or broker's fee or commission in connection with the transactions contemplated by this Agreement.

2.4  ASSIGNMENT OF RESTRICTED RIGHTS

Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to the Purchaser, any Restricted Right without first obtaining either such approval or consent or a waiver or a modification with respect to such Restricted Right, in each case acceptable to the Purchaser.

The Vendor shall diligently attempt to obtain (and the Purchaser shall diligently cooperate with the Vendor), on or before the Closing and thereafter as required, the consents and waivers referred to in the preceding paragraph and to resolve the impediments to the sale, assignment, transfer, delivery or sublease referred to in the preceding paragraph and to obtain any other consents and waivers necessary to convey to the Purchaser all of the Purchased Assets provided that in no event (except as otherwise specified in this Section 2.4) shall the Vendor be required to incur any financial cost or burden (other than incidental costs) to obtain such consents or waivers or resolve such impediments, provided that in no event shall the Vendor be obligated to make any payment to any other party in order to obtain such consents, approvals, waivers or modifications.

If at Closing there are any Restricted Rights identified in Subsection 8.1.9 or Subsection 8.2.7 in respect of which necessary consents, approvals, waivers or modifications have not been obtained, then the Vendor and/or the Purchaser, as the case may be, may waive the closing condition under Subsection 8.1.9 or Subsection 8.2.7 with respect to such Restricted Rights, complete the Closing and elect to have the parties continue their efforts to obtain any necessary consents, approvals, waivers or modifications with respect to such Restricted Rights.

The Vendor shall have no liability to the Purchaser if any of the consents and waivers referred to in the first paragraph of this Section 2.4 are not obtained by the Closing. If the Purchaser waives the condition in Subsection 8.2.7 and the Closing occurs, to the extent that the consents and waivers referred to in the first paragraph of this Section 2.4 are not obtained by the Vendor by Closing, or until the impediments to the sale, assignment, transfer, delivery or sublease referred to therein are resolved, the Purchaser shall, for and on behalf of the Vendor, perform and satisfy all obligations and liabilities of the Vendor under or in respect of each of the Restricted Rights referred to in the first paragraph of this Section 2.4 and the Vendor shall, after the Closing Date and solely at the cost of the Vendor (except costs referred to in Subsection
2.4.2 which result from the failure of the Vendor to obtain consents for the transfer or assignment of such Restricted Rights, which shall be at the cost of both the Vendor and the Purchaser on an equal basis):

     2.4.1 apply for and use all reasonable efforts to obtain all consents, approvals, waivers or modifications reasonably acceptable to the Purchaser; nothing in this Section 2.4 shall require the Purchaser or the Vendor to make any payment to any other party in order to obtain such consents, approvals, waivers or modifications;

     2.4.2 enforce any rights of the Vendor arising from such Restricted Right against the issuer thereof or the other party or parties thereto;

     2.4.3 at no time use any such Restricted Right for its own purposes or assign or provide the benefit of such Restricted Right to any other party;

     2.4.4 pay over to the Purchaser, all monies collected by or paid to the Vendor in respect of such Restricted Rights; and

     2.4.5 take all such actions and do, or cause to be done, all such things at the request of the Purchaser as shall reasonably be necessary in order that the value and benefits of the applicable Restricted Rights shall be preserved and enure to the benefit of the Purchaser.

If following Closing any necessary approvals, consents, waivers or modifications for any Restricted Right have been obtained on terms reasonably acceptable to the Purchaser, the Vendor shall promptly assign, transfer, convey and deliver any such underlying Contract or Governmental Permit to the Purchaser, and the Purchaser shall assume the obligations under such Contract or Governmental Permit from and after the date of assignment to the Purchaser pursuant to an assignment and assumption agreement having terms substantially similar to the assignment and assumption agreement for other Contracts and/or Governmental Permits, as applicable, delivered pursuant to this Agreement.

2.5  PRODUCT WARRANTY OBLIGATIONS

     2.5.1 Without in any way limiting the provisions of Section 11.1, the Purchaser shall not assume, and the Vendor shall be solely responsible for and shall indemnify and hold harmless the Purchaser from and against any and all Losses arising out of or resulting from any product liability claims, Liabilities and obligations (but in any event, excluding the Vendor Sales Warranties) respecting products and/or services delivered and sold by the Vendor in connection with the Business up to Closing, whether such Losses arise before or after the Closing and whether known or unknown as of the Closing.

     2.5.2 Notwithstanding anything contained herein to the contrary, but subject to Section 7.5, the Purchaser shall satisfy or perform any Vendor Sales Warranties, product warranty or similar obligations respecting products and/or services delivered and sold by the Vendor in connection with the Business prior to Closing.

     2.5.3 The Vendor shall not be responsible for, and the Purchaser shall be solely responsible for and shall indemnify and hold harmless the Vendor from and against any and all Losses arising out of or resulting from any product liability, product warranty and other claims and obligations respecting products or services of the Business (including solely finished goods that comprised Inventory at Closing), delivered or sold by the Purchaser in connection with the Business after the opening of business on the Closing (including work performed or products produced following Closing to complete unfinished Inventory).

2.6  BULK SALES LEGISLATION

The parties hereby waive compliance with any applicable bulk sales legislation; provided however that the Vendor shall indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser as a result of such non compliance except to the extent such Losses arise from the Purchaser's failure to satisfy or discharge any Assumed Liabilities or other liabilities or obligations assumed by it hereunder.

2.7  ACCESS TO PURCHASED ASSETS/REASSIGNMENT OF RIGHTS

Following Closing, the Purchaser shall permit the Vendor reasonable access to the books and records and Employees of the Business for the purposes of satisfying its obligations, and/or enforcing or defending its rights, under or pursuant to, or in respect of, the Excluded Assets or the Excluded Liabilities and shall, if requested by the Vendor, use all reasonable efforts to make available to the Vendor those employees of the Purchaser whose assistance, testimony or presence is considered to be required by the Vendor, acting reasonably, to assist the Vendor in evaluating, defending or prosecuting any claim or demand relating to any Excluded Liability.

If any Claim is asserted against the Vendor in connection with any Excluded Liability, the Purchaser shall, at the request of the Vendor, cooperate in any reasonable and lawful arrangement with the Vendor which assists the Vendor in its defence of such Claim (including reassigning to the Vendor the applicable Contract or rights thereunder, if any) provided that such arrangement does not materially adversely affect the Purchaser's right or ability to realize the benefits from any of the Purchased Assets. The Vendor shall pay to the Purchaser the reasonable costs incurred by the Purchaser in complying with any such request.

                                    ARTICLE 3
                                 PURCHASE PRICE

3.1  PURCHASE PRICE

In consideration of the purchase of the Purchased Assets, the Purchaser shall assume the Assumed Liabilities and pay to the Vendor the amount of Eight Million Eight Hundred Twenty-Seven Thousand United States Dollars (US$8,827,000), exclusive of all applicable sales and transfer taxes, subject to adjustment as provided in Section 3.4 herein (the "PURCHASE PRICE").

3.2  SATISFACTION OF PURCHASE PRICE AND CLOSING ADJUSTMENT

     3.2.1 The Purchaser shall satisfy the Purchase Price:

          (a) by payment, by wire transfer to such account as the Vendor may direct, to the Vendor at the Closing of Six Million Four Hundred Two Thousand United States Dollars (US$6,402,000);

          (b) by application of the deposit in the amount of US$100,000 paid by Purchaser to Vendor on October 21, 2005; and

          (c)  by delivery of the Purchase Price Note.

3.3  DETERMINATION OF CLOSING WORKING CAPITAL

     3.3.1 Closing Working Capital Statement

          (a) As soon as practical after Closing but no later than sixty (60) days following the Closing Date, the Vendor shall deliver to the Purchaser an unaudited statement of working capital (the "CLOSING WORKING CAPITAL STATEMENT") of the Business as at the opening of business on the Closing Date, prepared using the same line items and in accordance with U.S. GAAP applied on a basis consistent with those used in the preparation of the Pro Forma Working Capital Statement annexed as Exhibit C hereto (the "PRO FORMA WORKING CAPITAL STATEMENT"). For greater certainty, the Closing Working Capital Statement shall be prepared as follows: (i) by using accounting methods, policies, practices, procedures and classification and estimation methodologies identical to those used in preparation of the Pro Forma Working Capital Statement,
               (ii) there shall be no changes to any reserve or provision for (or estimates therein) or in respect of any customer program or Assigned Contracts (including any "ESTIMATES AT COMPLETION" and estimated costs of and times to completion for individual contracts) from the amounts reflected in the Pro Forma Working Capital Statement, except changes that are required to reflect changes in facts or events occurring on or after October 1, 2005 and on or before the Closing Date, if any (any such changes shall be effected in a manner consistent with the principles used in the preparation of the Pro Forma Working Capital Statement), (iii) by providing full and adequate provision for all Liabilities of the Business as of its date as required by U.S. GAAP and on a basis consistent with those of prior years, (iv) all reserves reflected therein shall be reasonably adequate and shall be prepared in good faith on a consistent basis, (v) by reflecting as an asset an amount of Cash on Hand equal to CDN$870,000, notwithstanding that Cash on Hand is an Excluded Asset, and (vi) by reflecting all customer deposits, prepayments and advances of the Business as of the Closing Date. For the purpose of preparing the Closing Working Capital Statement, the Purchaser agrees to grant the Vendor's authorized representatives reasonable access to relevant records, facilities and personnel of the Purchaser.

          (b) Vendor undertakes to pay Purchaser on Closing Date or, if not yet known on Closing Date, promptly upon determination of the Refundable Deficit, an amount equal to (i) 50% of the first CDN$100,000 of the Refundable Deficit and (ii) 100% of the amount of the Refundable Deficit in excess of CDN$100,000. In each case, any amount paid by Vendor pursuant to the foregoing shall be deemed to be a reduction of the Purchase Price.

     3.3.2 CLOSING WORKING CAPITAL CALCULATION. At the time of delivery of the Closing Working Capital Statement, the Vendor shall also deliver to the Purchaser, a written statement setting forth the amount by which the Closing Working Capital is greater than or less than the Benchmark.

          "CLOSING WORKING CAPITAL" is defined herein as the amount by which the aggregate book value as at the Closing Date of the assets referred to in the Pro Forma Working Capital Statement exceeds the aggregate book value as at the Closing Date of the liabilities referred to in the Pro Forma Working Capital Statement, all as set forth on the Closing Working Capital Statement; provided that there shall be no amounts, reserves or provisions for items representing Excluded Assets or Excluded Liabilities, provided further that, notwithstanding anything contained herein to the contrary, there shall be included in the Closing Working Capital the amount of CDN$870,000 representing a deemed amount of Cash on Hand.

     3.3.3 APPROVAL OF CLOSING WORKING CAPITAL STATEMENT. The Purchaser shall have a period (the "REVIEW PERIOD") of thirty days from the date it receives the Closing Working Capital Statement in which to review the same. For the purpose of such review, the Vendor shall permit the Purchaser and its authorized representatives to examine all accounting documentation used or prepared by the Vendor in preparing the Closing Working Capital Statement. If no objection in writing to the Closing Working Capital Statement is given to the Vendor by the Purchaser within the Review Period, the Closing Working Capital Statement shall be deemed to have been approved as of the last day of such Review Period.

     3.3.4 PURCHASE PRICE NOTE ADJUSTMENT. Upon the Purchaser's receipt of any payment (including prepayment, advance or deposit) on the Russian Contract, then (i) the Purchaser shall, within five (5) Business Days of such receipt, remit to Vendor the lesser of such payment and the amount then outstanding under the Purchase Price Note, and (ii) the principal amount of the Purchase Price Note shall be reduced by such amount so that each of the instalments under the Purchase Price Note are equally reduced, provided that the aggregate amount of payments to be remitted to the Vendor hereunder shall not exceed US$800,000.

     If the Purchaser objects to any item of the Closing Working Capital Statement within the Review Period by giving notice to the Vendor setting out in reasonable detail the nature of such objection and the related amount(s) in dispute, the parties agree to attempt to resolve the matters in dispute within thirty days from the date the Purchaser gives such notice to the Vendor. Without limitation, the Purchaser shall not be precluded from raising objections that are otherwise appropriate under the terms hereof solely because under U.S. GAAP the amount involved would not be considered material. If all matters in dispute are resolved by the parties, the Closing Working Capital Statement shall be modified to the extent required to give effect to such resolution and shall be deemed to have been approved as of the date of such resolution.

     If the parties cannot resolve all matters in dispute within such thirty day period, all unresolved matters shall be submitted to a nationally recognized accounting firm acceptable to both parties (the "EXPERT") for resolution, and the Expert shall be given access to all materials and information reasonably requested by it for such purpose. The rules and procedures to be followed in such proceeding shall be determined by the Expert in its discretion. The Expert's determination of all such matters shall be final and binding on both parties and shall not be subject to appeal by either party, absent manifest error. The fees and expenses of the Expert shall be borne by the parties in the manner determined by the Expert based on the relative success of each party in respect of such disputes. The Closing Working Capital shall be modified to the extent required to give effect to the Expert's determination and shall be deemed to have been approved as of the date of such determination.

3.4  ADJUSTMENT OF CLOSING DATE PAYMENT

Within two (2) Business Days after the Review Period:

     3.4.1 if the Closing Working Capital exceeds the Benchmark, the Purchaser shall pay the Vendor an amount equal to such excess, together with interest thereon at an annual rate equal to the Prime Rate as adjusted from time to time plus 2% from and including the Closing Date to but excluding the date of payment; and

     3.4.2 if the Closing Working Capital is less than the Benchmark, the Vendor shall pay the Purchaser an amount equal to such deficit, together with interest thereon at the Prime Rate as adjusted from time to time plus 2% from and including the Closing Date to but excluding the date of payment;

     provided that if the Purchaser has objected to any part of the Closing Working Capital Statement, no payment shall be made in respect of the amount in dispute until two Business Days after the same has been finally resolved by the parties or pursuant to Section 3.3.

3.5  ALLOCATION OF PURCHASE PRICE

The Purchase Price shall be allocated in a mutually satisfactory way between Vendor and Purchaser before the Closing Date, provided that if the Purchase Price shall be adjusted pursuant to Section 3.4, the amount of adjustment required shall, if such amount cannot be reasonably allocated to a particular asset, be allocated on a pro rata basis among the various categories of assets of the Purchased Assets. Each of the Vendor and the Purchaser shall report the purchase and sale of the Purchased Assets in any Tax Returns in accordance with such allocation agreed between Vendor and Purchaser. If required, Purchaser and Vendor shall agree upon a schedule allocating the Purchase Price to the Purchased Assets in accordance with Section 1060 of the United States Internal Revenue Code of 1986, as amended (the "CODE"), which allocation shall be binding on Vendor. Purchaser, Vendor and their respective Affiliates shall report, act and file Tax returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Purchaser.

3.6  FURTHER ASSURANCES

In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the party reasonably may request, all at the sole cost and expense of the requesting party. Vendor will sign and deliver any and all instruments and documents necessary or appropriate to fully effect and perfect the transfer to Purchaser of any and all of the Purchased Assets, including the registration of copyrights and/or trademarks in any of the Purchased Assets.

3.7  WITHHOLDING

Purchaser shall be permitted to deduct and withhold from the Purchase Price (and from any other payments to be made hereunder) such amounts as Purchaser and Vendor shall mutually determine to be required to be deducted and withheld. Any such withheld amounts shall be treated as delivered to the Vendor hereunder.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF VENDOR

The Vendor hereby represents and warrants to Purchaser that, except as expressly set forth in the Vendor's Disclosure Letter, each of the statements, representations and warranties contained in this Article 4 are true and correct as of the date of this Agreement. Vendor's Disclosure Letter shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article 4, and the disclosures in any section of Vendor's Disclosure Letter shall qualify only (a) the corresponding section in this Article 4 and (b) other sections in this Article 4 to the extent that it is reasonably apparent from a reading of the disclosure that such disclosure also qualifies or applies to such other section.

4.1  ORGANIZATION AND GOOD STANDING

The Vendor is a corporation duly organized, validly existing and in good standing under the laws of Canada. The Vendor has the corporate power and authority to own, operate and lease its properties and to carry on the Business as now conducted and as proposed to be conducted through the Closing, and is qualified to transact business as a foreign corporation in each jurisdiction in which its failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" when used with reference to Vendor or the Business, means any event, change or effect that is (or could reasonably be expected to be) materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of the Business but excluding changes, events or effects affecting the "satellite network" industry as a whole or resulting from general economic and market conditions. The copies of the articles of incorporation and the bylaws of the Vendor, each as amended to date, which have been delivered to Purchaser, are complete and correct, and the Vendor is not in default under or in violation of any provision of its articles of incorporation or bylaws.

4.2  AUTHORIZATION AND VALIDITY

The Vendor has all necessary right, corporate power, legal capacity and authority to enter into, execute and deliver this Agreement and to consummate the sale to Purchaser of the Purchased Assets contemplated hereby and the other transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement has been, and at the Closing the Ancillary Agreements will be, duly executed and delivered by the Vendor and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and, upon Vendor's execution of each of the Ancillary Agreements, each of the Ancillary Agreements will constitute, a legal, valid and binding obligation of the Vendor in accordance with their terms. The execution, delivery and performance by the Vendor of this Agreement and each of the Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of the Vendor. The shareholders of the Vendor are not and will not be entitled to any dissenting stockholders' appraisal rights, dissent rights, or similar rights under any applicable law or under any articles of incorporation, bylaws or other charter documents (in each case as amended to date) with respect to the transactions contemplated by this Agreement.

4.3  SUBSIDIARIES OR AFFILIATES

     4.3.1 Section 4.3 of the Vendor's Disclosure Letter sets forth a complete and correct list of all Subsidiaries of Vendor in respect of the Business. Vendor does not have any interest in any shares or other ownership interest in any other corporation, partnership, limited partnership, limited liability company, association or joint venture in respect of the Business. Except as otherwise indicated in Section
          4.3 of the Vendor's Disclosure Letter, Vendor is the sole registered and beneficial owner of all of the issued and outstanding shares in the capital stock of each such Subsidiaries, free and clear of all Encumbrances.

     4.3.2 Except as disclosed in Section 4.3 of the Vendor's Disclosure Letter, each of the Subsidiaries is a corporation duly organized and validly existing and in good standing under the laws governing it, has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified and in good standing to carry on its business in each jurisdiction indicated in Section 4.3 of the Vendor's Disclosure Letter.

     4.3.3 Except as disclosed in Section 4.3 of the Vendor's Disclosure Letter, the only locations where the Subsidiaries carry on or have carried on their operations with respect to the Business and the only names under which the Subsidiaries carry on or have carried on their operations with respect to the Business are as indicated in Section 4.3 of the Vendor's Disclosure Letter. The officers and directors of each of the Subsidiaries are also listed in Section 4.3 of the Vendor's Disclosure Letter.

4.4  NO CONFLICT

Except for the Restricted Rights, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Vendor does not and will not
(a) breach, violate or conflict with the articles of incorporation or bylaws, each as amended to date, of the Vendor, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Vendor or to any of the Purchased Assets (other than applicable bulk sales laws), (c) result in any breach or violation of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Governmental Permit or any of the Vendor Contracts, or (d) result in the creation of any Encumbrance on any of the Purchased Assets.

4.5  CONSENTS

The execution and delivery of this Agreement and the Ancillary Agreements by the Vendor do not, and the performance of this Agreement and the Ancillary Agreements by the Vendor will not, require any consent, approval, authorization or other action by, or filing with or notification to, any court or governmental or regulatory authority with respect of the Vendor. Section 4.5 of Vendor's Disclosure Letter sets forth a true and complete list of each and every Material Contract or Governmental Permit with respect to which the consent or approval of any third party or governmental authority is required in order for the Vendor to assign or transfer to the Purchaser any rights or obligations under such Material Contract or Governmental Permit. The Vendor has made all of the Assigned Contracts available to the Purchaser for the latter's review.

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                                      S-29


4.6  REGULATORY APPROVALS

No approval, order, consent of or filing with any Governmental Authority is required other than consents to the assignment of any Governmental Permits on the part of the Vendor, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendor's obligations under this Agreement or any Ancillary Agreement.

4.7  FINANCIAL STATEMENTS

The unaudited balance sheet of the Business at December 31, 2004 and the related unaudited statement of income, shareholders' equity and cash flows of the Business for the fiscal years ended December 31, 2004, the unaudited balance sheet of the Business as of October 1, 2005 (the latter balance sheet being hereinafter referred to as the "LATEST BALANCE SHEET"), and the related unaudited statements of income, shareholders' equity and cash flows of the Business for the nine-month period ended October 1, 2005, including in all cases the related schedules and notes (collectively, the "VENDOR'S FINANCIAL STATEMENTS"), have been prepared on a division and not stand-alone basis, in accordance with U.S. GAAP and on a basis consistent with those of prior years, are in accordance with the Books and Records of Vendor (which Books and Records are complete and correct) and fairly present the consolidated financial position and results of operations of Vendor as of said dates and for each of the periods indicated. Copies of the Latest Balance Sheet and the Vendor's Financial Statements have been delivered to Purchaser and are attached as Section 4.7 of the Vendor's Disclosure Letter. All reserves established by Vendor and reflected in the Latest Balance Sheet were prepared in good faith on a consistent basis. During the period from October 1, 2005 to the Effective Date, there has been no Material Adverse Effect change to the business, operations, financial condition or prospects of the Business or the Purchased Assets.

4.8  ABSENCE OF UNDISCLOSED LIABILITIES

Except as disclosed in Sections 4.3 and 4.28 of the Vendor's Disclosure Letter, Vendor has no debt, monetary Liability or other monetary obligation relating to the Business (and there is no basis for the assertion of any such debt, Liability or obligation) in excess of $50,000, of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, or arising out of any transactions entered into at or prior to the Effective Date, or any action or inaction at or prior to the Effective Date or any state of facts existing at or prior to the Effective Date, except for (i) Liabilities reflected on the Latest Balance Sheet, and (ii) current Liabilities which have arisen after the Latest Balance Sheet Date in the ordinary course of business, consistent with Vendor's past practices.

4.9  ABSENCE OF CERTAIN CHANGES OR EVENTS

Except as described in Section 4.9 of Vendor's Disclosure Schedule, since October 1, 2005, Vendor has operated the Business in the ordinary course consistent with Vendor's past custom and practices, and since such date Vendor has not, in respect of the Business,

     4.9.1 incurred or agreed to incur any material Liability, except current Liabilities incurred in the ordinary course of business or as set forth in Section 4.9 of the Vendor's Disclosure Letter;

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                                      S-30


     4.9.2 delayed or postponed in any material respect the payment of accounts payable or other Liabilities with respect to which payment was due;

     4.9.3 subjected any Purchased Assets to any Encumbrance or agreed to take any such action except in the ordinary course of business;

     4.9.4 transferred or leased any of its assets or properties, or agreed to take any such action, other than transfers or leases in the ordinary course of business consistent with Vendor's past practice;

     4.9.5 cancelled, compromised, waived or released any material right, debt or claim, or agreed to take any such action;

     4.9.6 transferred or granted any rights under any leases, licenses or agreements or with respect to any Intangible Assets or any Intellectual Property Rights or agreed to take any such action;

     4.9.7 entered into, or agreed to enter into, any Contracts other than purchase orders and Contracts entered into in the ordinary course of business;

     4.9.8 accelerated, terminated, modified or cancelled any Material Contract or agreed to take any such action;

     4.9.9 permitted any person, including any shareholder, officer or director to withdraw assets from Vendor, or agreed to permit any such action;

     4.9.10 made a bulk sale of inventory at below normal margins for the inventory sold;

     4.9.11 suffered any damage, destruction or loss of any Purchased Asset, whether or not covered by insurance, in excess of $50,000; or

     4.9.12 increased, or entered into an agreement to increase, the salaries, bonuses or other compensation of any Key Employee.

4.10 NON-ARM'S LENGTH TRANSACTIONS

Other than as disclosed in Section 4.10 of the Vendor's Disclosure Letter, to the knowledge of the Vendor, since January 1, 2005, no employee of, or any other person not dealing at arm's length with the Vendor (including any officer or director of the Vendor, the EMS Guarantor or any of their Affiliates), is engaged in any transaction or arrangement with or is a party to a Contract with, or has any Indebtedness, Liability or obligation to, the Vendor relating to the Business or the Purchased Assets except for employment arrangements with Employees, the terms of which are disclosed in Subsection 4.25.1.

4.11 ABSENCE OF GUARANTEES

Other than as disclosed in Section 4.11 of the Vendor's Disclosure Letter, the Vendor has not given or agreed to give, nor is the Vendor a party to or bound by, any Contingent Obligation in respect of the Business or the Purchased Assets.

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                                      S-31


4.12 MAJOR SUPPLIERS AND CUSTOMERS

Section 4.12 of the Vendor's Disclosure Letter sets forth a comprehensive listing of each supplier of goods and services to, and each customer of, the Business to whom the Vendor paid in excess of $50,000 in the aggregate during the period from January 1, 2005 to December 1, 2005 or billed in excess of $50,000 in the aggregate from January 1, 2005 to December 1, 2005, together with, in each case, the amount so billed or paid. Since June 30, 2005, there has been no termination or materially adverse modification or change in the business relationship with any of such supplier or customer. To the knowledge of the Vendor, no such supplier or customer has any intention to materially adversely change its relationship or the terms upon which it conducts business with the Business as a result of the transfer of the Purchased Assets as contemplated in this Agreement.

4.13 TAX MATTERS

     4.13.1 No failure, if any, of the Vendor to duly and timely pay all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it will result in an Encumbrance on the Purchased Assets.

     4.13.2 There are no proceedings, investigations, audits or Claims now pending or threatened against the Vendor in respect of any Taxes, and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, which will result in an Encumbrance on the Purchased Assets.

     4.13.3 The Vendor has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it.

     4.13.4 The Vendor has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

     4.13.5 In the hands of Vendor, none of the Purchased Assets (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code;
          (ii) is "tax exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code which debt Purchaser is assuming.

     4.13.6 To the best of the Vendor's knowledge, the Vendor has not been engaged in a United States trade or business within the meaning of
          Section 864 of the Code and has not had a "permanent establishment" in the United States within the meaning of the United States/Canada Income Tax Convention. All Taxes owed by Vendor have been paid. The Vendor is not required to obtain a Tax "good standing" or other clearance certificate in connection with the transactions set forth in this Agreement. To the extent that any such Tax "good standing" or other clearance certificate is not required to be obtained, the failure by Vendor to obtain such certificate will not have any adverse consequences to Purchaser. The transactions set forth in this Agreement are not subject to the Tax withholding provisions of any law.

4.14 TITLE TO AND CONDITION OF PURCHASED ASSETS; SUFFICIENCY OF PURCHASED ASSETS

Except as set forth in Section 4.14 of the Vendor's Disclosure Letter, Vendor owns all the Purchased Assets and has good and marketable title in and to all of the Purchased Assets, free and clear of all Encumbrances whatsoever, except for licensed and leased assets specifically listed as such, and the Permitted Encumbrances described in Section 4.14 of Vendor's Disclosure Letter. To the knowledge of Vendor, all of the tangible property included and currently used in the Purchased Assets is in good working condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it is presently used. Except as disclosed on Section 4.14 of Vendor's Disclosure Letter and with respect to Inventory in transit, all of the Purchased Assets are located on the Real Property. The Purchased Assets constitute all assets, properties, rights and Intellectual Property Rights that are necessary or required to enable Purchaser, following the Closing, to own, conduct, operate and maintain the Business as historically conducted or as proposed to be conducted by Vendor through the Closing Date, without: (i) the need for Purchaser to acquire or license any other asset, property or Intellectual Property Right, except as disclosed in Section 4.28 of the Vendor's Disclosure Letter, (ii) the breach or violation of any Contract, and (iii) to the knowledge of the Vendor, infringement of any Intellectual Property Right of any third party. Except as disclosed in Sections 4.5 and 4.14 of the Vendor's Disclosure Letter, title to all the Purchased Assets is freely transferable from Vendor to Purchaser free and clear of all Encumbrances (other than Permitted Encumbrances) without obtaining the consent or approval of any person subject to any Restricted Rights. Except as may be set forth in Sections 4.14 and 4.28 of the Vendor's Disclosure Letter, none of the Purchased Assets is licensed from any third party and no royalties, license fees or similar payments are due or payable (or may become due or payable) to any third party under any license or other agreement. Except as may be set forth in Sections 4.14 and 4.28 of the Vendor's Disclosure Letter and except for licences granted to customers in the ordinary course of business, none of the Purchased Assets is licensed to any third party, including any Affiliate of the Vendor.

4.15 MATERIAL CONTRACTS

Section 4.15 of the Vendor's Disclosure Letter contains a true, correct and complete list of all Material Contracts (except for any Material Contracts disclosed elsewhere in the Vendor's Disclosure Letter), copies of which have been made available to Purchaser.

All Material Contracts are valid, in full force and effect, and enforceable in accordance with their respective terms, and no party has repudiated or claimed a breach of any provision thereof and no breach or default thereunder will result from this Agreement, any of the Ancillary Agreements, or any of the transactions contemplated hereby or thereby except for consents required to assign Material Contracts to the Purchaser. Except as set forth in the Vendor's Disclosure Letter, neither Vendor nor, to Vendor's knowledge, any other party to any Material Contract is in material breach or material default in performance of any of their respective obligations thereunder, and no event exists which, with the giving of notice or lapse of time or both, would constitute a material breach, default or event of default on the part of Vendor or, to

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                                      S-33


Vendor's knowledge, on the part of any other party, to any such Contract that is continuing unremedied. Those Vendor Contracts not listed in Section 4.15 of Vendor's Disclosure Letter do not in the aggregate represent a material portion of the Assumed Liabilities and are not material to the operation of the Business in the ordinary course in a manner consistent with past practice.

4.16 EQUIPMENT CONTRACTS

Section 4.16 of Vendor's Disclosure Letter sets forth a complete list of all Equipment Contracts comprising Material Contracts together with a description of the Tangible Assets to which the Equipment Contracts relate. All of the Equipment Contracts comprising Material Contracts are in full force and effect unamended and there are no outstanding material defaults (or events which would constitute a default with the passage of time or giving of notice or both) under such Equipment Leases on the part of the Vendor or, to the knowledge of the Vendor, on the part of any of the other parties thereto. The interest of the Vendor under each such Equipment Contract is held by it free and clear of any Encumbrances other than Permitted Encumbrances and all payments due under such Equipment Contracts have been paid.

4.17 COLLECTIBILITY OF ACCOUNTS RECEIVABLE

Except as set forth in Section 4.17 of the Vendor's Disclosure Letter, the Accounts Receivable, except any that are Excluded Assets, are bona fide at the aggregate recorded amounts. To the knowledge of Vendor, the reserves and allowances for doubtful accounts provided for such Accounts Receivable in the Latest Balance Sheet are sufficient and have been determined in accordance with U.S. GAAP on a basis consistent with prior statements and to the knowledge of the Vendor, subject to such reserves, are not subject to any defence, counterclaim or set off.

4.18 OWNED REAL PROPERTY

The Vendor does not own or have any interest in any Owned Real Property.

4.19 LEASED REAL PROPERTY

Section 4.19 of the Vendor's Disclosure Letter sets forth a complete list of (i) each Leased Real Property and the municipal address thereof, (ii) a description of all relevant Real Property Leases, any amendments thereto or other Contracts related thereto, including details of parties thereto and dates of documents, and (iii) details of annual rent payable and security deposits or prepaid rend. Except as disclosed in Section 4.19 of the Vendor's Disclosure Letter, the Real Property Leases have not been altered or amended and are in full force and effect. There are no Contracts binding on the Vendor or affecting the Business relating to the use and occupation of the Leased Real Property, other than as identified in Section 4.19 of the Vendor's Disclosure Schedule.

There are no outstanding material defaults (or events which would constitute such a default with the passage of time or giving of notice or both) under the Real Property Leases on the part of the Vendor or on the part of any other party to such Real Property Leases. All interests held by the Vendor as lessee or occupant under the Real Property Leases are free and clear of all Encumbrances other than Permitted Encumbrances. The Vendor has no option, right of first refusal or similar right relating to the Leased Real Property, other than as set out in the Real Property Leases. Except as disclosed in Section 4.19 of the Vendor's Disclosure Letter, the Vendor has not waived, or omitted to take any action in respect of any material rights under any of the Real Property Leases.

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                                      S-34


4.20 BOOKS AND RECORDS

All Books and Records have been delivered or made available to the Purchaser. Such Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Business and all material financial transactions relating to the Business have been accurately recorded in such Books and Records. Books and Records stored on computer-related or other electronic media are reasonably organized and indexed and no data conversions, translations or technology upgrades out of the ordinary course of business are required before such data can be accessed, read, searched and used by the current Vendor Technology Assets.

4.21 NO RESTRICTIVE AGREEMENTS

Except as identified in Section 4.21 of the Vendor's Disclosure Letter (including the export licenses therein enumerated), the Vendor, in respect of the Business, is not a party to, and no Purchased Asset is bound or affected by, any judgment, injunction, order, decree, Contract (noncompete or otherwise) that will restrict or prohibits (or purports to restrict or prohibit) the Purchaser from freely engaging in the Business as now conducted or from competing in the Business anywhere in the world (including any Contracts restricting the geographic area in which Vendor may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that Vendor may address in operating its business) other than this Agreement.

4.22 FULL FORCE AND EFFECT AND BREACH

Subject to Section 4.15 with respect to the Material Contracts, the Assigned Contracts and Governmental Permits assigned to Purchaser or assumed by Purchaser pursuant to this Agreement or any of the Ancillary Agreements are in full force and effect and are not subject to any breach or default thereunder by Vendor or, to Vendor's knowledge, any other party thereto, except as set forth in Section
4.22 of the Vendor's Disclosure Letter and except, to the extent that any such failure to be in full force and effect, or breach or default thereof, does not constitute a Material Adverse Effect on the Business.

4.23 LITIGATION

Except as set forth in Section 4.23 of the Vendor's Disclosure Letter, there is no Claim pending or, to Vendor's knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that: (i) may adversely affect, contest or challenge Vendor's authority, right or ability to sell or convey any of the Purchased Assets to Purchaser hereunder or otherwise perform Vendor's obligations under this Agreement or any of the Ancillary Agreements; (ii) challenges or contests Vendor's right, title or ownership of any of the Purchased Assets or seeks to impose an Encumbrance on, or a transfer of title or ownership of, any Purchased Asset; (iii) asserts that any Purchased Asset, or any action taken by any employee, consultant or contractor of Vendor with respect to any Purchased Asset, infringes or misappropriates any Intellectual Property Rights of any third party; (iv) seeks to enjoin, prevent or hinder operation of any business of Vendor, the sale, license, marketing or distribution of any of Vendor's products or services or the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; (v) to the knowledge of the Vendor, would impair or have a material adverse affect on Purchaser's right or ability to use or exploit any of the Purchased Assets or impair or have a material adverse effect on the value of any Purchased Asset; (vi) involves a wrongful termination, harassment or other employment-related claim by any applicant for employment with the Business or any Employee, consultant or contractor of the Business or that would materially adversely affect or prevent Purchaser from hiring or employing any Employee; or
(vii) involves or relates to any material claim against Vendor in respect of the Business or involves any claim of fraudulent conveyance or any similar claim. There are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator binding against Vendor which affect any of the Purchased Assets or Purchaser's ability to hire any Employee.

4.24 COMPLIANCE WITH LAWS

Vendor, in respect of the Business, is complying in all material respects with, and has not received any notices of violation with respect to, federal, provincial, state or local statute, law or regulation (including any Environmental Law), in Canada or the U.S., or elsewhere applicable to the Business or any of the Purchased Assets.

4.25 EMPLOYEES AND CONSULTANTS

     4.25.1 EMPLOYMENT AND CONSULTING AGREEMENTS. The Vendor has delivered to Purchaser a complete and accurate written list of (i) all written employment contracts related to any Employee and a description of the terms applicable to any non-written employment contracts that are not disclosed in writing to the Purchaser as contemplated under this Section, and (ii) all consulting or similar agreements related to any consultant of the Business (a "CONSULTANT"), in each case, excluding standard letters of employment or consulting services, the terms of which have been provided by Vendor to Purchaser. Vendor is not a party to any Contracts, arrangements or understandings with any Employee or Consultant that are currently in effect and that are not terminable upon reasonable notice (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). In addition, Vendor has delivered to Purchaser a complete and accurate list of all Employees and Former Employees, setting forth with respect to each Employee: (i) the position and current salary/rate of pay including bonuses, commissions and incentive compensation; (ii) accumulated continuous service and
          (iii) work location.

     4.25.2 NO TERMINATIONS PLANNED; NO RESTRICTIONS. As at the date hereof, Vendor has not received any notice, nor, to Vendor's knowledge, is there any reason to believe, that any Key Employee, or any material group of Employees, has any plans to cancel or otherwise terminate his, her or their employment with Vendor, whether in connection with the transaction contemplated under this Agreement or otherwise. To Vendor's knowledge, no Key Employee is subject to any agreement, obligation, order or other legal hindrance that impedes or might impede such Key Employee from devoting his or her full business time to the affairs of Vendor prior to the Closing Date and, if such person becomes an employee of Purchaser, to the affairs of Purchaser after the Closing Date.

          Except as disclosed in writing to Purchaser prior to Closing, there are no retention agreements, severance agreements, change of control agreements and similar arrangements to which the Vendor on the one hand, and any Employees, on the other hand, are a party, other than Contracts that will be performed solely by the Vendor and for which the Purchaser will not be responsible.

     4.25.3 COMPLIANCE. Subject to the exceptions set out in Section 4.23, Vendor, in respect of the Business, has complied in all material respects with all applicable laws, rules and regulations with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, worker's compensation, human rights and labour, and the payment of social security, worker's compensation assessment and other Taxes. Except as provided in Section 4.25 of the Vendor's Disclosure Letter, there are no current, pending or, to the knowledge of the Vendor, threatened Claim before any board or tribunal with respect to any such laws, rules or regulations, which are material. To the knowledge of the Vendor, each Employee and Consultant is legally permitted to be employed by Vendor in the jurisdiction in which such employee is employed or contracted.

     4.25.4 LABOUR MATTERS. Sections 4.23 and 4.25 of Vendor's Disclosure Letter sets forth a complete list of the Collective Agreements. Current and complete copies of all Collective Agreements have been provided to the Purchaser. Except as set forth in Sections 4.23 and 4.25 of the Vendor's Disclosure Letter, in connection with the Business:

          (a) no Collective Agreement is currently being negotiated or is currently subject to negotiation or renegotiation by the Vendor with respect to the Employees;

          (b) there are no outstanding or, to the knowledge of the Vendor, threatened material complaints or applications relating to any Union, including any proceedings which could result in certification of a Union as bargaining agent for any persons in respect of the Business, and there have not been any such proceedings within the last two years;

          (c) there are no threatened or apparent Union organizing activities involving Employees not already covered by the Collective Agreements;

          (d) the Vendor is not in violation in any material respect of any provision under any Collective Agreement;

          (e) there is no strike nor any material work stoppage, slow-down, lock out or other labour dispute occurring, or to the knowledge of the Vendor, threatened affecting the Business. To the knowledge of the Vendor, there are no events or circumstances that could reasonably be expected to result in a strike, work stoppage, slow-down, lock out or other labour dispute affecting the Business;

          (f) the Vendor does not have any grievances or pending arbitration cases outstanding relating to the Business nor, to the knowledge of the Vendor, are there any threatened grievances or arbitration cases relating to the Business. The Vendor does not have any labour problems that could reasonably be expected to materially adversely affect the value of the Business or lead to any material interruption of its operations at any location; and

          (g) the Vendor has not engaged in any material unfair labour practices and, during the past two years, there has not been any strike, lock-out, work stoppage, or other material labour dispute in respect of the Business. The Vendor has not engaged in any plant closing or employee lay-off activities within the last two years that would violate or in any way subject the Vendor in respect of the Business to the group termination or lay-off requirements of applicable provincial or territorial employment standards legislation.

4.26 PENSION AND EMPLOYEE BENEFIT MATTERS

     4.26.1 EMPLOYEE BENEFIT PLANS. Section 4.26 of Vendor's Disclosure Letter identifies each employment, severance or other similar contract, arrangement or policy of the Business, each employee benefit plan of the Business (and specifies which of the Vendor Employee Benefit Plans are Union Plans) and each savings or pension plan or similar arrangement of the Business, each plan or arrangement (written or oral) of the Business but excluding Statutory Plans, providing for insurance coverage (including any self-insurance arrangements), workers' compensation benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement or pension benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchases, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for Employees, or consultants which is entered into, maintained or contributed to by Vendor in connection with the Business and covers any Employee (collectively, the "VENDOR EMPLOYEE BENEFIT PLANS"). Each Vendor Employee Benefit Plan has been established, registered (where required) or is in the process of being registered in accordance with Subsection 4.26.5(a)(i) herein, maintained, amended, funded, administered and invested in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules, regulations, ordinances or judgments and all Collective Agreements that are applicable to such Vendor Employee Benefit Plan. The Vendor has complied in all material respects with all of its obligations in respect of the Vendor Employee Benefit Plans. The Vendor's sole obligation with respect to any Union Plan is to make monetary contributions to the Union Plans in the amounts and in the manner set forth in the Collective Agreements disclosed to the Purchaser under this Agreement. Vendor has delivered to Purchaser or its counsel a complete and up to date copy or written description of each Vendor Employee Benefit Plan.

     4.26.2 The Vendor has no formal plan and has made no promise or commitment, whether legally binding or not, to create any additional employee benefit plan or to improve or change the benefits provided under any Vendor Employee Benefit Plan.

     4.26.3 The Pension Plans were in the funding and solvency position set out in Section 4.26 of the Vendor's Disclosure Letter as at the most recent triennial valuation date for each Pension Plan. All employer and employee contributions required to be remitted or paid to each Pension Plan (including any special payments) have been remitted or paid in a timely fashion in accordance with its terms and all applicable law.

     4.26.4 Any payments, distributions or withdrawals from or transfers of assets to or from any Vendor Employee Benefit Plan have been made in accordance with the valid terms of such Vendor Employee Benefit Plan, applicable Collective Agreements and all statutes, by-laws, orders, rules, regulations, ordinances or judgments and occurred with the consent of any applicable Governmental Authority (where required).

     4.26.5 PENSION PLANS. The Vendor entered into an asset purchase agreement dated October 28, 2005 (the "SPACE AGREEMENT") with MacDonald, Dettwiler and Associates, Ltd. and certain affiliates thereof for the purchase and sale of certain assets of the Vendor. Pursuant to the Space Agreement, the Vendor and the applicable purchaser (the "SPACE PURCHASER") agreed to the following terms.

          (a)  Restructuring of Pension Plans

               (i) The Vendor shall establish four new registered pension plans (the "SATNET PENSION PLANS") and related funds (the "SATNET TRUSTS"), each of which has an effective date that is, subject to the approval of the Pension Regulator, as of the Division Date, each resulting from the division of the Pension Plans. Each SatNet Pension Plan shall cover, to the extent they would otherwise have been covered under the Pension Plans were it not for the division effected hereunder, all the SatNet Employees and SatNet Former Employees who participate in or who are in the process of satisfying the eligibility requirements for participation in the related Pension Plan but only, in the latter case, at such time that they effectively satisfy such eligibility requirements. Each SatNet Pension Plan as adopted by the Vendor and the benefits provided thereunder shall be substantially the same as the related Pension Plan as the Division Date, without limiting the Vendor's right to amend the SatNet Pension Plans after the Division Date, or after the Division Date, to perform any other act or exercise any other right that the Vendor may have with respect to the SatNet Pension Plans.

               (ii) The provisions of Subsections 4.26.5(a)(iii) through
                    4.26.5(a)(ix) shall apply separately to each Pension Plan and related fund (the "PENSION TRUST"), and to each related SatNet Pension Plan and SatNet Trust, as the case may be, with respect to the SatNet Employees and SatNet Former Employees who on the Division Date had rights under the Pension Plans.

               (iii) Subject to and upon transfer of the Agreed Amount or the
                    Regulatory Amount, as applicable (as those terms are defined below), the Vendor and the SatNet Pension Plan shall assume the pension liabilities accrued up to the Division Date in respect of the SatNet Employees and SatNet Former Employees under the Pension Plan.

               (iv) Subject to verification by the Space Purchaser's actuary as set forth below, and obtaining all necessary regulatory approvals, the Space Purchaser shall cause the administrator of the Pension Plan to transfer from the Pension Trust to the SatNet Trust the prescribed portion of assets (the "AGREED AMOUNT"), calculated in accordance with the requirements of the Quebec Supplemental Pension Plans Act and its regulations. For further clarity and without limiting the foregoing, the Agreed Amount shall be calculated on a plan termination basis (except that if there is a remaining surplus in the Pension Plan, the pro rata distribution of such surplus assets shall be calculated on a going concern basis) determined in accordance with the summary of actuarial methods and assumptions annexed hereto as Schedule 4.26.5(a)(iv), applied in accordance with generally accepted Canadian actuarial principles and all applicable laws, by the actuaries for the Vendor (the "VA"). The Vendor shall make the details of these calculations and their results available to the Space Purchaser and its actuary (the "PA") within 30 days after the above calculations are finalized, and shall furnish to them such other information and data as may reasonably be required or requested to permit a review, recalculation and confirmation of the Agreed Amount by the Space Purchaser and the PA. The Space Purchaser shall notify the Vendor in writing within 30 days after receiving such information and data as to its agreement or disagreement with the VA's calculation of the Agreed Amount. If the Space Purchaser does not give such notice within such time, the Space Purchaser is deemed to have agreed on the calculation of the Agreed Amount. If the Vendor and the Space Purchaser are unable to agree on the Agreed Amount within 15 days of the date of the Vendor's receipt of the notice of disagreement from the Space Purchaser, their differences shall be resolved by an independent actuary selected by the VA and the PA and the expense of such independent actuary shall be paid one-half by the Vendor and one-half by the Space Purchaser. In verifying, certifying or reviewing the calculation of the Agreed Amount or resolving their differences, the VA, the PA and the independent actuary shall have no responsibility or obligation to change the methods, assumptions or any other term or condition of the summary of actuarial methods and assumptions set out in Schedule 4.26.5(a)(iv).

               (v) The Vendor shall, as soon as possible thereafter, file an application with the Pension Regulator for approval of the transfer of the Agreed Amount from the Pension Trust to the SatNet Trust. The Vendor shall diligently pursue the application for the approval for the transfer. The Space Purchaser shall cooperate with the Vendor to the extent necessary.

               (vi) The Vendor shall forthwith notify the Space Purchaser if the
                    Pension Regulator refuses to approve the transfer of the Agreed Amount and directs either that a different amount be transferred or that an assumption or method of calculation used to determine the Agreed Amount be changed. In such event, the amount to be transferred shall be adjusted in accordance with the Pension Regulator's direction (the Agreed Amount so adjusted is referred to as the "REGULATORY AMOUNT"). If the Pension Regulator requires any party to make any additional contribution to the Pension Trust or the SatNet Trust in order to obtain approval from the Pension Regulator, the Space Purchaser shall make such additional contributions to the Pension Trust and the Vendor shall make such additional contributions to the SatNet Trust as are so required to proceed with the transfer, provided however that the Vendor shall at all times indemnify the Space Purchaser from and against any and all costs associated with the transfer to the SatNet Pension Plan.

               (vii) From the Division Date until the completion of the transfer of the Agreed Amount or the Regulatory Amount, as applicable, to the SatNet Trust as contemplated herein (the "INTERIM PERIOD"), the Space Purchaser shall, provided that the administrator of the Pension Plan agrees that the Space Purchaser acts as a delegate or, as applicable and to the extent permitted by any delegation agreement, sub-delegate, invest the pension assets of the Pension Plan (including, for greater certainty, the Agreed Amount or the Regulatory Amount) according to the terms of the Pension Plan, the fiduciary duties applicable to the administrator and sponsor of the Pension Plan and its agents, the investment policies of the Pension Plan (as amended from time to time) and in compliance with applicable law and the ITA and the administrative practices of the Pension Regulator and Canada Revenue Agency. During the Interim Period, the Space Purchaser shall not take any action which may cause the revocation of the registration of the Pension Plan under applicable law and the ITA or which will jeopardize the tax-favoured treatment of the Pension Plan.

               (viii) On the last Business Day of the month in which the
                    approval for the transfer of assets contemplated in Subsection 4.26.5(a)(iv) is received or as soon thereafter as is practicable, the Space Purchaser shall cause the administrator of the Pension Plan to transfer from the Pension Trust to the SatNet Trust, cash or assets with a value equal to the Agreed Amount or the Regulatory Amount, as applicable, plus the net investment rate of return thereon during the Interim Period but after deducting the amount of any benefits paid to the SatNet Employees and the SatNet Former Employees out of the Pension Plan and the Pension Trust during the Interim Period and, to the extent not paid by the Space Purchaser pursuant to Subsection 4.26.5(a)(ix), the expenses and costs referred to in Subsection 4.26.5(a)(ix). If the Agreed Amount or the Regulatory Amount, as the case may be, cannot be totally transferred from the Pension Trust to the SatNet Trust without liquidating the Pension Trust's assets such as stocks or other titles, the Vendor and the Space Purchaser shall cooperate to achieve the most appropriate and cost effective method for proceeding to such liquidation.

               (ix) Subject to the Pension Plan provisions' requirements on the payment of the Pension Plan's administration expenses by the Pension Trust, any direct and indirect expenses and costs for the division of the Pension Plan contemplated by this Subsection 4.26.5 and for the administration of the Pension Plan and the administration and investment of the Pension Trust during the Interim Period shall be shared pro rata between the Vendor and the Space Purchaser, based upon the proportion of the number of SatNet Employees who are members of the SatNet Pension Plan to the total number of members of the Pension Plan as at the Division Date. The Space Purchaser may invoice the Vendor for the amount of such expenses, and the Vendor shall pay the amount of such invoices within 30 days. Expenses and costs chargeable to the SatNet Employees and SatNet Former Employees under the Pension Plan and during the Interim Period shall be allocated to the SatNet Employees' and SatNet Former Employees' accounts in accordance with the terms of the Pension Plan.

          (b)  Vendor's Alternative Pension Arrangement

               Notwithstanding Subsection 4.26.5(a), the Vendor may within sixty
               (60) days of the Space Closing Date, in consultation with and subject to agreement of the Space Purchaser, elect to create alternative arrangements for all or some of the SatNet Employees and the SatNet Former Employees who are members of the Pension Plans which do not include the establishment of a registered pension plan, provided that the Space Purchaser is not prejudiced in any manner in any such alternative arrangements. The Vendor and the Space Purchaser shall act reasonably in effecting such alternative arrangements. In any event, the Vendor shall cause the accrual of benefits of the SatNet employees under the Pension Plan to cease no later than the Division Date.

          (c)  Transfer of Pension Plans

               (i) Subject to obtaining applicable approvals from the Pension Regulator, the Vendor shall, effective as of the Division Date, transfer and assign to the Space Purchaser the Pension Plans and the Pension Trusts, including all of the Vendor's rights, obligations and liabilities associated with the sponsorship of the Pension Plans and the Pension Trusts, in each case including employees, former employees and excluded employees of the Vendor, but excluding SatNet Employees and SatNet Former Employees. The Space Purchaser shall accept the transfer of the Pension Plans and the Pension Trusts in respect of employees, former employees and excluded employees of the Vendor, but excluding SatNet Employees and SatNet Former Employees, and shall accept the assignment of rights, obligations and liabilities for sponsorship thereof. As soon as practicable after the transfer, the Space Purchaser shall amend the name of the Pension Plans and Pension Trusts, and all applicable provisions therein and documents related thereto, to remove all references to or affiliation with the Vendor other than those required to recognize service and earnings with the Vendor.

               (ii) The Space Purchaser shall complete the division of the
                    Pension Plans and the transfer of assets and liabilities contemplated by Subsection 4.26.5(a). The Vendor shall cooperate with the Space Purchaser in effecting such division and transfer.

     4.26.6 There is no outstanding, in connection with the Business, remedial orders or notices of offence under (a) the Act Respecting Occupational Health and Safety (Quebec) R.S.Q., c. S-2.1 or (b) the Act Respecting Industrial Accidents and Occupational Diseases (Quebec) R.S.Q., c. A-3.001, or under equivalent statutes or regulations in other jurisdictions, except in respect of matters which have been settled or remedied since the issuance of such order or notice, and the Vendor has performed, in all material respects, all its financial, monetary or other obligations under such statutes or regulations towards the Employees and towards the commission or equivalent body having jurisdiction in respect thereof, and, to the knowledge of the Vendor, there are no facts which could reasonably be expected to give rise to a claim for which the Vendor would be held liable under the provisions of the said statutes or regulations.

     4.26.7 CHANGE OF CONTROL AND SEVERANCE AGREEMENTS. The execution of this Agreement and the consummation of the transactions contemplated hereby, including the termination of employment of Employees by Vendor, will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Vendor Employee Benefit Plan or any other Contract, arrangement or understanding that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee or Consultant, or result in any benefit the value of which will be calculated on the basis of the transactions contemplated hereby other than bonuses payable by, or commitments to be performed by, solely the Vendor. Except for special bonuses payable by, or commitments to be performed by, solely the Vendor in connection with this transaction, neither Vendor nor any of its Affiliates is a party to any Contract with any Employees or Consultants (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated hereby, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment or consulting services of such Employee or Consultant regardless of the reason for such termination of employment or consulting services.

4.27 PRODUCT AND INVENTORY STATUS

     4.27.1 PRODUCT QUALITY, WARRANTY CLAIMS. To the Vendor's knowledge, subject to applicable reserves and provisions set out in the Closing Working Capital Statement, (i) all products (including Vendor Products) manufactured, sold, licensed, leased or delivered by Vendor and all services provided by Vendor, to customers of the Business on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and quality standards (the "VENDOR SALES WARRANTIES"), and (ii) Vendor has no material Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Vendor giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith except for normal customer complaints from time to time for bugs or fixes in the normal course of business.

     4.27.2 Except as set forth in Section 4.27 of the Vendor's Disclosure Letter, Vendor has not entered into, or offered to enter into, any Contract, arrangement or understanding (whether written or oral) pursuant to which Vendor is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer or distributor of the Business. Vendor is not currently obligated, and following the date hereof Purchaser will not be obligated, to accept returns with respect to any customer or distributor of products sold by Vendor prior to the date hereof, other than in connection with Vendor Sales Warranties. Vendor has made available to Purchaser all agreements (in redacted forms) pursuant to which any distributor, purchaser or other third party may return to Vendor any products.

     4.27.3 INVENTORIES. To Vendor's knowledge, subject to applicable reserves and provisions to be set out in the Closing Working Capital Statement,
          (i) all Inventory of Vendor consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is fit for the purpose for which it was procured or manufactured and in a condition usable in the ordinary course of business and (ii) except as disclosed in Schedule 4.27.3, none of the Inventory is obsolete, damaged or defective. All Inventories are valued on the books of the Vendor at cost, using the first in, first out method. The Inventory levels have been maintained at the amounts required for the operation of the Business as previously conducted and such Inventory levels are reasonably adequate for the operation of the Business.

     4.27.4 TRADE ALLOWANCE OR TRADE LOADING. Except as disclosed in Section
          4.27 of the Vendor's Disclosure Letter, no customers of the Business are entitled to or customarily receive discounts, allowances, rebates, credits, preferential terms or similar reductions in price or other trade terms arising from any agreements or understandings (whether written or oral) with or concessions granted to any customer. Except as described in Section 4.27 of the Vendor's Disclosure Letter, all such discounts, allowances, rebates, credits, preferential terms or similar reductions in price or other trade terms, including contra transactions, are at the same levels as have been in existence for the three immediately preceding fiscal years and are consistent with industry practice. Section 4.27 of the Vendor's Disclosure Letter also includes a summary of all marketing and pricing policies, including promotions and trade allowances, relating to the Business, which are currently in effect.

4.28 INTELLECTUAL PROPERTY RIGHTS

     4.28.1 Except as otherwise set forth in Section 4.28 of Vendor's Disclosure Letter, Vendor (i) owns and has independently developed, or (ii) has the valid right or license to use, possess, develop, sell, license, copy, distribute, market, advertise and/or dispose of, all material Vendor Technology Assets and all other material Intellectual Property Rights (all of the foregoing being hereinafter collectively referred to as the "VENDOR IP RIGHTS") which relate to the Business. As used herein, the term "VENDOR OWNED IP RIGHTS" means Vendor IP Rights that are owned or exclusively licensed to Vendor; and "VENDOR LICENSED IP RIGHTS" means Vendor IP Rights that are not Vendor Owned IP Rights.

     4.28.2 Except as set forth in Sections 4.5 and 4.28 of the Vendor's Disclosure Letter, neither the execution, delivery and performance of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated by this Agreement and/or by the Ancillary Agreements will, in respect of the Business, in accordance with their terms: (i) constitute a material breach of or default under any Material Contract governing any Vendor IP Right; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Vendor IP Right; or (iii) materially impair the right of Vendor, and following the date of Closing, Purchaser, to use, possess, sell or license any Vendor IP Right or portion thereof. Except as disclosed in Section 4.28 of the Vendor's Disclosure Letter, there are no royalties, honoraria, fees or other payments payable by Vendor to any particular third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product), as a result of the ownership, use, possession, license in, sale, marketing, advertising or disposition of any Vendor IP Rights by Vendor, and none will become payable as a result of the consummation of the transactions contemplated hereby.

     4.28.3 Neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any Vendor Product or related service currently licensed, utilized, sold, provided or furnished by Vendor in respect of the Business (i) violates any third party license or Material Contract, or (ii) to the Vendor's knowledge, infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property Right of any other party. Neither the use, development, manufacture, marketing, license, sale or furnishing of any Vendor Product or related service currently under development by Vendor for the Business (i) violates any license or Vendor Contract, or (ii) to the Vendor's knowledge, infringes or misappropriates, or will infringe or misappropriate, any copyrights or trade secrets of any other party. There is no pending or, to Vendor's knowledge, threatened claim or litigation contesting the validity, ownership or right of Vendor to exercise any Vendor IP Right or to make, use, market, sell, copy, or distribute any of the Vendor Technology Assets or Vendor IP Rights, nor to Vendor's knowledge, is there any legitimate basis for any such claim, nor has Vendor received any notice asserting that any Vendor IP Right, or the exercise, manufacture, marketing, use, sale, license, distribution or disposition of any Vendor IP Right or Vendor Technology Asset, conflicts, infringes, or will conflict with or infringe, the rights of any other party, nor, to Vendor's knowledge, is there any legitimate basis for any such assertion.

     4.28.4 To Vendor's knowledge, in connection with the Business, no current or former Employee: (i) is in material violation of any term or covenant of any employment contract, understanding or arrangement, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, non-competition agreement or any other such contract with any other party by virtue of such Employee's being employed by the Vendor, or performing services for the Business, or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Business that is subject to any Contract, understanding or arrangement under which such Employee has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the knowledge of Vendor, neither the employment of any Employee by Vendor in respect of the Business, nor the use by Vendor of the services of any Consultant or independent contractor subjects Vendor to any Liability to any third party for improperly soliciting such employee, Consultant or independent contractor to work for Vendor, whether such Liability is based on contractual or other legal obligations to such third party.

     4.28.5 Other than with respect to Employees, Vendor has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of Vendor IP Rights and to preserve and maintain all Vendor's trade secret rights in the Vendor IP Rights; and with respect to Employees only, Vendor has taken steps to protect, preserve and maintain the secrecy and confidentiality of Vendor IP Rights and to preserve and maintain all Vendor's trade secret rights in the Vendor IP Rights. Vendor's standard consulting agreement for product development contains assignments from all of Vendor's current and former Consultants and contractors who were involved in, or who contributed to, the creation or development of any Vendor Owned IP Rights, of the rights to such contributions that may be owned by such persons or that Vendor does not already own by operation of law. No current or former employee, officer or director of the Business, and no current or former Consultant or independent contractor who has provided research, engineering or development services to the Business, has any right, license, claim or interest whatsoever in or with respect to any Vendor IP Rights.

     4.28.6 Section 4.28 of Vendor's Disclosure Letter contains a true and complete list of: (i) all registrations, made by or on behalf of the Business, with any Governmental Authority anywhere in the world, of any patents, copyrights, mask works, trademarks and service marks used primarily for or by the Business; and (ii) all applications for any such registrations.

     4.28.7 Vendor owns all right, title and interest in and to all Vendor Owned IP Rights in respect of the Business, (subject to the right, title and interest of the third party that has granted an exclusive license to Vendor in any such Vendor Owned IP Rights) free and clear of all Encumbrances (other than Permitted Encumbrances and licenses and rights listed in Section 4.28 of Vendor's Disclosure Letter). Vendor's right, license and interest in and to all Vendor Licensed IP Rights are free and clear of all Encumbrances (other than Permitted Encumbrances and licenses and rights listed in Section 4.28 of Vendor's Disclosure Letter).

     4.28.8 Except for customers to which Vendor has granted license rights in the normal course of business, Section 4.28 of Vendor's Disclosure Letter contains a true and complete list of: (i) all licenses, sublicenses and other Contracts as to which Vendor is a party and pursuant to which any person is authorized to use any Vendor IP Rights for the conduct of the Business; and (ii) all licenses, sublicenses and other Vendor Contracts pursuant to which Vendor is authorized to use any Vendor Licensed IP Rights.

     4.28.9 Section 4.28 of Vendor's Disclosure Letter identifies each Vendor Contract pursuant to which Vendor has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Vendor Source Code (as defined below) and further describes whether the execution of this Agreement or the consummation of the other transactions contemplated hereby, in and of themselves, would reasonably be expected to result in the release from escrow of any Vendor Source Code. Neither Vendor, nor any other party acting on its behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Vendor Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Vendor or any other party acting on Vendor's behalf to any party of any Vendor Source Code. "VENDOR SOURCE CODE" means, collectively, any human readable software source code, or any material portion or aspect of such source code, that constitutes Vendor Owned IP Rights.

     4.28.10 To Vendor's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Vendor IP Rights in respect of the Business, by any third party, including any employee or former employee of Vendor. Except as contained in customer Contracts entered into in the ordinary course of Business, Vendor has not, in connection with the Business, agreed to indemnify any person for any infringement of any Intellectual Property Right by any third party or with respect to any Vendor Product or related service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by Vendor.

     4.28.11 Except for bugs and fixes cured or curable in the normal course of business, all software relating to the Business developed by Vendor and licensed by Vendor to customers and all services provided by or through Vendor to customers on or before the date hereof conform in all material respects (to the extent required in Vendor Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and Documentation, and Vendor has no material Liability (and, to Vendor's knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Vendor giving rise to any material Liability relating to the foregoing Vendor Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefore reflected on the Latest Balance Sheet. Vendor has made available to Purchaser all Documentation relating to the testing of the Vendor Products and plans and specifications for Vendor Products currently under development by Vendor.

     4.28.12 Section 4.28 of Vendor's Disclosure Letter sets forth a complete list of all Contracts or agreements relating to grants or other forms of assistance including loans with interest at below market rates, received by the Vendor relating to the Business from any Governmental Authority or international intergovernmental organizations such as European Space Agency (ESA). Except as listed in Section 4.28 of Vendor's Disclosure Letter, no government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the computer software programs or applications owned by Vendor. Except as disclosed in Section 4.28 the Vendor's Disclosure Letter, to the knowledge of the Vendor, no current or former employee, and no Consultant or independent contractor of Vendor, who was involved in, or who contributed to, the creation or development of any Vendor IP Rights, has performed services for the government, or any university, college, or other educational institution or research center during a period of time when such employee, Consultant or independent contractor was also performing services for Vendor.

     4.28.13 Except as disclosed in Section 4.28 of the Vendor's Disclosure Letter, no software covered by any Vendor IP Right has been distributed, in whole or in part, in conjunction with any Public Software. "PUBLIC SOFTWARE" means any software that (i) contains, or is derived in whole or in part from, software that is distributed as free software or open source software, however denominated (e.g., Linux); or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes software licensed under GNU and LPGL.

     4.28.14 PRODUCT DEVELOPMENT AND CUSTOMER COMPLAINTS. The Vendor has not withheld any information known to it regarding the state of development of the Vendor Products that constitutes a Material Adverse Effect. To the knowledge of Vendor, each of Vendor Products complies in all material respects with the specifications set out in any disclosure materials provided by Vendor to Purchaser and conforms in all material respects to express representations made and express warranties given by Vendor to its customers.

     4.28.15 NON-DISCLOSURE AGREEMENTS. To Vendor's knowledge, no third party is in possession of any confidential information pertaining to any of the Purchased Assets, except pursuant to a written confidentiality agreement. Vendor has not knowingly taken or knowingly failed to take any action that, directly or indirectly, has caused any of the Purchased Assets or any of Vendor IP Rights to enter the public domain, or has in any way affected its absolute and unconditional ownership thereof.

The Vendor IP Rights constitute all Intellectual Property Rights used in or necessary for the operation of the Business as it is presently conducted or contemplated to be conducted through to the Closing Date.

4.29 BROKERS AND FINDERS

Other than Needham & Company LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Vendor.

4.30 GOVERNMENTAL PERMITS AND ENVIRONMENTAL MATTERS

Section 4.30 of the Vendor's Disclosure Letter contains a comprehensive list of all material Governmental Permits related to the Business. Any facilities or sites at which the Business is now (or has previously been) conducted by Vendor (collectively, the "FACILITIES") are not (or with respect to each such previously owned, used or operated Facility was not, when Vendor or any of their respective predecessors left such Facility) in violation in any material respect of any Environmental Laws, including any laws or regulations relating to industrial hygiene, disposal of Hazardous Substances or the environmental conditions on or under such properties or facilities, including soil and ground water conditions. During the time that Vendor owned, leased, operated or occupied any Facility, Vendor did not use, generate, manufacture or store on or under any part of any such Facility, or transport to or from any part of any Facility, any

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                                      S-49


Hazardous Substances in material violation of any Environmental Laws. There has been no presence, disposal, release or threatened release of any Hazardous Substances on, from or under any part of any Facility and no Hazardous Substances are currently present in, on, under or about any of the Facilities or their groundwater or soil except in each case in accordance in all material respects with applicable laws.

4.31 INSURANCE

Section 4.31 of the Vendor's Disclosure Letter sets forth a complete list of all policies of insurance which the Vendor maintains for the Business and the particulars of such policies, including the name of the insurer, the risk insured against, the amount of coverage, the amount of any deductible and a summary of all claims under each such policy for the past two years. To Vendor's knowledge, all such insurance policies are valid, in full force and effect and enforceable in accordance with their respective terms and no party has repudiated any provision thereof. All premiums have been paid on such policies as of the date of this Agreement and will be paid on such policies through the Closing Date, and Vendor has not received notice of any increase in any such premium. Vendor does not engage in any self-insurance activities.

4.32 SOLVENCY; NO BANKRUPTCY OR INSOLVENCY PROCEEDINGS

Vendor is currently Solvent and will continue to be Solvent following the Closing of the transactions contemplated by this Agreement. None of Vendor nor any of its respective assets or properties, is subject to, or the subject of, any Insolvency Proceeding. Vendor has not initiated, taken or attempted to initiate or take, or been the subject of, any Insolvency Action and no assets or properties of Vendor are subject to any Insolvency Proceeding or Insolvency Action. Vendor has no reason to expect that any of the aforementioned actions, or any similar action, will take place or be taken, and Vendor is not aware of any grounds for any of the aforementioned actions or like action. Vendor does not intend to file for protection under any bankruptcy or insolvency law. Immediately after giving effect to the transactions contemplated hereby, (i) Vendor will be able to pay its Liabilities as they become due in the usual course of its business, (ii) Vendor will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Vendor will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against Vendor in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Vendor will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Vendor.

4.33 FULL DISCLOSURE

For purposes of this Agreement, each statement or other item of information set forth in Vendor's Disclosure Letter shall be deemed a representation and warranty made by Vendor to Purchaser in this Agreement.

4.34 VENDOR'S DISCLOSURE LETTER / EXHIBITS AND SCHEDULES

Except as expressly provided in this Agreement, Vendor's Disclosure Letter and any Exhibits and Schedules may not be amended, modified or corrected in any way, except with Purchaser's prior written consent, which may be withheld in Purchaser's sole discretion.

4.35 DATA PROCESSING

Section 4.35 of the Vendor's Disclosure Letter sets out:

     (a)  a brief description of the Data Processing System; and

     (b) a list of all material agreements including warranties, leases and licences relating to the Data Processing System.

The Data Processing System adequately meets the data processing needs of the Business as presently conducted. The data processing and data storage facilities of the Vendor for the Business are reasonably adequate and properly protected.

4.36 GST/QST Registrations

The Vendor is a registrant for purposes of the ETA whose registration number is 867480857 RT0003 and is a registrant for the purposes of the QSTA whose registration number is 1022024571 TQ003.

4.37 Interpretation and Survival of Representations and Warranties.

Notwithstanding any right of Purchaser to fully investigate the affairs of the Vendor in relation to the Business and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, except as set forth in Article 9, Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement or in any exhibits and schedules annexed hereto as part of this Agreement or in the Vendor's Disclosure Letter. Each warranty, and representation, and covenant contained herein or in exhibits and schedules annexed hereto or in the Vendor's Disclosure Letter is independent of all other warranties, representations and covenants contained herein or in any exhibits and schedules annexed hereto or in the Vendor's Disclosure Letter (whether or not covering identical or related subject matter) and must be independently and separately complied with and satisfied. All representations, warranties, covenants and agreements of the Vendor shall be true and correct as of the Closing Date and shall survive the Closing hereunder subject to Section 6.1.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Vendor that each of the following statements, representations and warranties are true and correct as of the date hereof:

5.1  INCORPORATION AND AUTHORITY OF PURCHASER

Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Canada and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is or is to be a signatory, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser has all necessary right, corporate power, legal capacity and authority to enter into, execute and deliver this Agreement and to consummate the purchase from Vendor of the Purchased Assets contemplated hereby and the other transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement has been, and the Ancillary

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                                      S-51


Agreements to which Purchaser is a signatory or is to be a signatory at the Closing, have been or will be, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Vendor) this Agreement and the Ancillary Agreements to which Purchaser is a signatory as of the date hereof or to which Purchaser is to be a signatory, constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms upon their execution by Purchaser, and will constitute legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms. The execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of the Purchaser.

5.2  NO CONFLICT

The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser do not and will not (a) violate or conflict with the articles of incorporation or bylaws of Purchaser, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any indenture, Contract, agreement, lease, license, permit, franchise or other instrument relating to any material assets or properties to which Purchaser or any of its subsidiaries is a party or by which any of such material assets or properties is bound or affected.

5.3  CONSENTS AND APPROVALS

The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser do not, and the performance of this Agreement and the Ancillary Agreements by Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority with respect to Purchaser.

5.4  BROKERS AND FINDERS

No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

5.5  INVESTMENT CANADA

The Purchaser is a Canadian within the meaning of the Investment Canada Act.

5.6  GST/QST REGISTRATION

The Purchaser is a registrant for purposes of the ETA whose registration number is 81624 1673 RT0001 and is a registrant for the purposes of the QSTA whose registration number is 12115 37376 TQ0001.

5.7  FINANCING

The Purchaser has, or has legally enforceable commitments to obtain, the necessary financing to satisfy the Purchase Price and discharge the Assumed Liabilities as they become due.

                                   ARTICLE 6
              SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

6.1  SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

To the extent that they have not been fully performed at or prior to the Closing, the covenants, representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the Closing of the transactions contemplated hereby and shall continue for the applicable limitation period notwithstanding such Closing; provided, however, that:

     (a) the representations and warranties set out in Article 4 and Article 5 and the corresponding representations and warranties set out or incorporated in the certificates to be delivered pursuant to Subsections 8.1.1 and 8.2.1 (other than those contained in Sections 4.1, 4.2, 4.3.1, 4.13, 4.14, 5.1 and 5.2) shall terminate on June 30,
          2007;

     (b) the representations and warranties set out in Sections 4.1, 4.2, 4.3.1, 4.14, 5.1, 5.2 and 5.3 and the corresponding representations and warranties set out or incorporated in the certificates to be delivered pursuant to Subsections 8.1.1 and 8.2.1 shall survive indefinitely after Closing;

     (c) the representations and warranties contained in Section 4.13 and the corresponding representations and warranties set out or incorporated in the certificate to be delivered pursuant to Subsection 8.1.1 shall survive until 90 days after the expiration of all applicable time periods for assessment, reassessment, having regard, without limitation, to any waivers of applicable limitation periods, liens and appeals relating thereto, and any claim for breach of such representations and warranties, to be effective; and

     (d) the representations and warranties contained in Section 4.28 and the corresponding representations and warranties set out or incorporated in the certificate to be delivered pursuant to Subsection 8.1.1 shall survive for a period of five (5) years following the Closing Date.

Any claim for breach of such representations and warranties, to be effective, must be asserted in writing on or prior to the applicable expiration time.

                                   ARTICLE 7
                       ADDITIONAL COVENANTS AND AGREEMENTS

7.1  CONDUCT OF PURCHASED BUSINESS AND OTHER MATTERS PRIOR TO CLOSING

Without in any way limiting any other obligations of the Vendor and the Purchaser hereunder, during the period from the date hereof to the Closing:

     7.1.1 CONDUCT BUSINESS IN THE ORDINARY COURSE. The Vendor shall conduct the Business only in the ordinary and normal course consistent with past practice, and the Vendor shall not, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld,
          (a) enter into any Material Contract; (b) enter into a transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach in any material respect of any representation, warranty, covenant or other obligation of the Vendor contained herein; or (c) license any of its technology or Intellectual Property Rights, or acquire any Intellectual Property Rights or any license thereto from any third party, except in the ordinary course of business consistent with past practice. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Purchased Assets or the Business shall be made by Vendor after the date of this Agreement without the prior written consent of Purchaser.

     7.1.2 NOTICE OF CERTAIN ACTIONS. The Vendor shall provide written notice to the Purchaser if after the date hereof it takes any of the following actions in respect of the Business:

          (a) hiring of new management or key employees or termination of existing management or key employees;

          (b) incurring any encumbrances or expenses (capital or otherwise) which arise and which are outside the normal scope of the Business, or which are in excess of US$25,000;

          (c) entering into any other new agreements, including but not limited to financing arrangements or real property leases, which are material to the Business;

          (d) changing the employees compensation, including bonuses, commissions, incentive compensations, benefits, or share options, other than changes that involve a compensation or benefits adjustment of less than 3.5% for any individual employee; and

          (e) change any inter company allocations and/or assessments other than interest, lease or other payments made in the ordinary course of business and on a basis consistent with the prior period, and other than any such allocations or assessments relating to Excluded Liabilities.

Upon the Vendor taking any of the actions set forth in this Subsection 7.1.2 after the date hereof, the Vendor shall provide to the Purchaser if applicable, revised Schedule(s) to this Agreement, disclosing such action and the applicable Schedules to this Agreement shall be deemed to be amended accordingly.

     7.1.3 CONTINUE INSURANCE. The Vendor shall continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect and shall give all notices and present all claims under all policies of insurance in a due and timely fashion.

     7.1.4 CONTRACTUAL CONSENTS. Each of the Vendor and the Purchaser shall use their respective reasonable efforts to give or obtain at or prior to the Closing, the notices, consents and approvals described in Schedules 8.2.7 and 8.1.9.

     7.1.5 PRESERVE BUSINESS. The Vendor shall use its reasonable efforts to preserve intact the Business and Purchased Assets and to carry on the Business as currently conducted.

     7.1.6 DISCHARGE LIABILITIES. The Vendor shall pay and discharge the Liabilities of the Vendor relating to the Business in the ordinary and normal course in accordance and consistent with the previous practice of the Vendor, except those contested in good faith by the Vendor.

     7.1.7 CORPORATE ACTION. The Vendor and the Purchaser shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize the transfer of the Purchased Assets to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of directors and shareholders of the Vendor and the Purchaser to be held for such purpose.

     7.1.8 REASONABLE EFFORTS. Each of the Vendor and the Purchaser shall use their respective reasonable efforts to satisfy the conditions contained in Article 8 as soon as practical following the signing of this Agreement.

7.2  BOOKS AND RECORDS

If, in order properly to prepare documents required to be filed with Governmental Authorities (including taxing authorities) or its financial statements, it is necessary that any party hereto or any successors be furnished with additional information relating to the Purchased Assets or the Assumed Liabilities, and such information is in the possession of any other party hereto, such party agrees to use its good faith efforts to promptly furnish such information to the party needing such information, at the cost and expense of the party being furnished such information.

7.3  INSPECTION AND INFORMATION RIGHTS

Between the date hereof and the Closing Date, Vendor shall permit Purchaser to visit and inspect the Vendor's properties, to examine its books of account and records and to discuss the Vendor's affairs, finances and accounts with its officers and to receive all such other information which Purchaser may reasonably request, all at such reasonable times as may be reasonably requested by Purchaser.

7.4  REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS

Each party hereto will use its commercially reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

7.5  VENDOR SALES WARRANTIES

The Vendor agrees that in the event that the aggregate amount of Liability incurred by the Purchaser in satisfaction of Vendor Sales Warranties by customers of the Business in respect of products or services sold or delivered by the Vendor prior to the Closing or in respect of work in progress at the time of Closing exceeds the aggregate accrual in respect of such claims which appears in the Pro Forma Working Capital Statement, the Vendor shall pay to the Purchaser from time to time after request by the Purchaser the amount representing 50 % of such excess, within seven (7) days following notice from the Purchaser requiring such payment together with reasonable details of the expenses incurred by the Purchaser.

7.6  EMS NAME/DOMAIN NAME

     7.6.1 The Purchaser agrees that, except as set forth in the EMS License Agreement, the Purchaser shall not have any right or entitlement to the words "EMS" or "EMS TECHNOLOGIES" or any word or expression similar thereto.

     7.6.2 The Vendor shall, on all Internet and worldwide web URLs or addresses then in use by the Vendor and containing the phrase "EMSSATNET", permit the Purchaser to provide a forwarding service/link to the Purchaser's website for a period of at least 18 months following Closing and such URLs relating to the Business shall otherwise have no content, material or other links. All hits on such URLs and all e-mails related thereto shall automatically be forwarded to the service/link provided by Purchaser during such 18-month period.

     7.6.3 Notwithstanding Subsection 7.6.2, the Vendor shall maintain and keep track of all hits on such "EMSSATNET" URLs for a period of at least 18 months following Closing (the "INITIAL PERIOD") and, in the event that there are more than five (5) hits per month on any such URL during the period from the 15th month to the 18th month following Closing, Vendor shall automatically continue to forward (via links) such hits and e-mails for an additional period of six (6) months following the Initial Period to the service/link provided by Purchaser.

7.7  EMPLOYMENT

     7.7.1 The Purchaser shall become the successor employer under the Collective Agreements and shall be bound by and comply with the terms of such Collective Agreements effective from the Closing Date until their respective termination, expiration or replacement (including the obligations, where applicable, to rehire laid off employees in the event of any applicable employee hiring).

     7.7.2 Except to the extent disclosed in the Closing Working Capital Statement, the Vendor shall be solely responsible for all amounts accrued and owing to the Employees in respect of all periods prior to the Closing Date.

     7.7.3 The Purchaser shall continue to offer employment, effective from the Closing Date, to all Employees actively engaged in the Business on the Closing Date whose terms of employment are not covered by the terms of a Collective Agreement ("NON-UNIONIZED EMPLOYEES"), including, for greater certainty, LTD Employees, on terms and conditions of employment including salary, incentive compensation and benefits which are substantially similar, and no less favourable, in the aggregate to those currently available to the Non-Unionized Employees. All those Employees whose employment is continued with the Purchaser are called the "TRANSFERRED EMPLOYEES". The Vendor and the Purchaser shall exercise reasonable efforts to persuade the Non-Unionized Employees to continue employment with the Purchaser.

     7.7.4 The Purchaser shall indemnify and hold harmless the Vendor from and against all Losses suffered or incurred by the Vendor as a result of, or arising directly or indirectly out of, in connection with or pursuant to any termination of employment by the Purchaser after the Closing Date of any Transferred Employees. The Purchaser acknowledges and agrees that it shall recognize the length of service of the Transferred Employees with the Vendor up to the Closing Date in respect of any termination of employment. No Employee shall be entitled to any rights under this Subsection 7.7.4 or under any other provisions of this Agreement.

     7.7.5 The Vendor shall be responsible for all notice of termination, severance and other obligations including entitlement to benefit coverage, stock options or incentive compensation to the Non-Unionized Employees who do not continue employment with the Purchaser, except to the extent the same is reflected in the Closing Working Capital Statement.

     7.7.6 The Vendor shall employ all of the Employees and Key Employees currently employed in the Business until the Closing, except for any Employees who prior to the Closing:

          (a)  are terminated for cause;

          (b) are terminated with the Purchaser's consent, which consent shall not be unreasonably withheld;

          (c)  voluntarily resign; or

          (d)  retire.

     The Vendor shall not attempt in any way to discourage any of the Employees from continuing their employment with the Purchaser pursuant hereto.

7.8  EMPLOYEE PLANS

The Purchaser is not assuming, nor will it have any liability for, any of the Vendor Employee Benefit Plans, unless expressly set forth in this Section 7.8.

     7.8.1 Non-Pension Benefit Plans

          (a) The Purchaser shall establish benefit plans other than pension plans, which are dealt with in Subsection 7.8.2 (such benefit plans to be established by the Purchaser, collectively the "REPLACEMENT PLANS"). The Replacement Plans shall provide benefits (which benefits shall include a health care benefit, dental benefit, life insurance, short term disability, and long term disability) comparable, in the aggregate, to the benefits provided under the Vendor Employee Benefit Plans as at the Closing Date for the non-unionized Transferred Employees in respect of their employment by the Purchaser from and after the Closing Date. The Replacement Plans (or one or more successor plans) shall remain in effect for at least one year following the Closing Date. In the case of unionized Transferred Employees, the Replacement Plans shall comply with the terms of applicable Collective Agreements. For the purpose of determining the eligibility or entitlement to benefits of a Transferred Employee under the Replacement Plans:

               (i) the period of employment shall include employment with both the Vendor and the Purchaser and shall be deemed not to have been interrupted at the Closing; and

               (ii) the period of membership shall include membership in both the Vendor Employee Benefit Plans and the Replacement Plans and shall be deemed not to have been interrupted at the Closing.

               Any Transferred Employee who, at Closing, is considered to be on long term disability and is receiving long term disability benefits under the Vendor Employee Benefit Plans shall continue to receive such benefits under the Vendor Employee Benefit Plans for so long as the condition causing such long term disability continues.

          (b) The Purchaser shall cause the Replacement Plans to (i) immediately, and without any waiting period, to be available to each Transferred Employee (and his or her eligible dependants) as of the Closing Date; (ii) waive any limitation of coverage of an Employee (and his or her eligible dependants) due to pre-existing conditions; and (iii) credit each Transferred Employee with all deductible payments and co-payments made by such Transferred Employee under the Vendor Employee Benefit Plans for the purpose of determining the extent to which any such Transferred Employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under the Replacement Plans.

          (c) The Vendor shall remain liable for all obligations for benefit claims under the Vendor Employee Benefit Plans made prior to the Closing Date. The Purchaser shall be liable for all obligations for benefit claims made by the Transferred Employees on or after the Closing Date. For purposes of this section, a benefit claim is deemed made: in the case of medical or dental benefits, when the services that are subject to the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and in respect of a long-term disability or workers compensation claim recurring after the Closing Date, the Vendor is liable for such recurring claim only if such recurring claim is accepted by the Vendor's insurer as a valid claim under the Vendor Employee Benefit Plans.

     7.8.2 Pension Plans

          (a) Subject to obtaining applicable approvals from the Pension Regulator and to the Vendor's and Space Purchaser's fulfillment of their respective obligations under the Space Agreement outlined in Section 4.26.5 above, the Vendor shall, effective as of the Closing Date, transfer and assign to the Purchaser the SatNet Pension Plans and the SatNet Trusts, including all of the Vendor's rights, obligations and liabilities associated with the sponsorship of the SatNet Pension Plans and the SatNet Trusts, in each case including SatNet Employees and SatNet Former Employees. The Purchaser shall accept the transfer of the SatNet Pension Plans and the SatNet Trusts in respect of SatNet Employees and SatNet Former Employees, and shall accept the assignment of rights, obligations and liabilities for sponsorship thereof. As soon as practicable after the transfer, the Purchaser shall amend the name of the SatNet Pension Plans and SatNet Trusts, and all applicable provisions therein and documents related thereto, to remove all references to or affiliation with the Vendor other than those required to recognize service and earnings with the Vendor.

          (b) The Vendor shall file an application with the Pension Regulator for approval of the transfer of the SatNet Pension Plans and the SatNet Trusts. The Vendor shall diligently pursue the application for approval of the transfer. The Purchaser shall cooperate with the Vendor to the extent reasonably requested by the Vendor in effecting the transfer of the SatNet Pension Plans and the SatNet Trusts contemplated herein.

          (c) Up to the Closing Date, the SatNet Pension Plans will be maintained, funded, administered and invested by the Vendor and shall comply in all material respects with their terms and with the requirements prescribed by any and all statutes, orders, rules, regulations, ordinances or judgments and the Collective Agreements that are applicable to such SatNet Pension Plans. The Vendor will comply with all of its obligations in respect of the SatNet Pension Plans up to the Closing Date.

          (d) To the extent permitted by law and subject to confidentiality obligations under applicable law, the Vendor shall provide to the Purchaser such information, records and data in relation to the SatNet Employees, SatNet Former Employees or the SatNet Pension Plans as may be necessary to the Purchaser for the ongoing administration of the SatNet Pension Plans.

          (e) To the extent that the Vendor elects to create alternative arrangements as contemplated in Subsection 4.26.5(b) for all or some of the SatNet Employees and the SatNet Former Employees who are members of the Pension Plans which do not include the establishment of a registered pension plan, such election shall be subject to the approval of the Purchaser which shall not be unreasonably withheld. The Purchaser shall cooperate with the Vendor in effecting such alternative arrangements, provided that Purchaser will not, in any event related thereto, assume any greater liability or other expenses.

          (f) Any direct and indirect expenses and costs attributable to the Vendor for the transfer of the SatNet Pension Plans and SatNet Trusts contemplated by Subsections 7.8.2 (a) and (b) and for the administration and investment of the SatNet Pension Plans and the SatNet Trusts after the Closing Date, shall be borne by the Purchaser. The Vendor may invoice the Purchaser for the amount of such expenses, and the Purchaser shall pay the amount of such invoices within thirty (30) days.

7.9  PRESERVATION OF RECORDS

The Purchaser shall take all reasonable steps to preserve and keep the records of the Vendor and the Business delivered to it in connection with the completion of the transactions contemplated by this Agreement for a period of six (6) years from the Closing Date, or for any longer period as may be required by any Law or Governmental Authority, and shall make such records available to the Vendor as may be reasonably required by it in connection with a Claim made by the Purchaser against the Vendor under this Agreement. The Vendor acknowledges that the Purchaser shall not be liable to the Vendor in the event of any accidental destruction of such records, caused otherwise than by the gross negligence of the Purchaser.

7.10 PURCHASER'S OPTION IF DAMAGE, ETC.

All Purchased Assets shall be and remain until Closing at the risk of the Vendor. If the Purchased Assets, or a portion of them are damaged or destroyed or appropriated, expropriated or seized by any person, on or prior to the Closing Date, the Vendor shall give the Purchaser notice of such event forthwith after such event comes to its attention and the Purchaser shall have the option:

     (a) to reduce the Purchase Price by an amount equal to the cost of repair or, if appropriated, expropriated, seized, destroyed or damaged beyond repair, by an amount equal to the replacement cost of such assets and to complete the purchase, in which event, the Vendor shall be entitled to all proceeds of insurance and all proceeds and claims relating to the applicable event;

     (b) to reduce the Purchase Price by an amount, if any, not recoverable under the relevant insurance policies and to complete the purchase, in which event, all proceeds of insurance shall be paid to the Purchaser on Closing and all right and claims of the Vendor to any insurance proceeds not paid on Closing shall be unconditionally assigned to the Purchaser with the consent of the insurers on Closing; or

     (c) to terminate this Agreement by notice in writing to the Vendor but only if such damage, destruction, appropriation, expropriation or seizure exceeds $25,000.

7.11 ACCOUNTS RECEIVABLE BUY BACK

     7.11.1 The Vendor shall repurchase from the Purchaser, from time to time when requested by the Purchaser, any of the Accounts Receivable included in the Purchased Assets (other than the Accounts Receivable identified in Section 4.17 of the Vendor's Disclosure Letter) and which are not collected by Purchaser within ninety (90) days of the Closing Date at a price equal to 100% of the aggregate face value thereof, plus interest from the Closing Date to the date of repurchase at the Prime Rate payable by certified cheque, bank draft or wire transfer, within two Business Days of delivery by the Purchaser to the Vendor of a statement setting out any such overdue Accounts Receivable, together with a mutually satisfactory assignment of such Accounts Receivable. Notwithstanding the foregoing, if the Accounts Receivable identified in Section 4.17 of the Vendor's Disclosure Letter are not collected by Purchaser within 180 days of the Closing Date, the Vendor shall repurchase from the Purchaser, when requested by the Purchaser, any of those such Accounts Receivable identified in
          Section 4.17 of the Vendor's Disclosure Letter, at a price equal to 75% of the aggregate face value thereof, plus interest from the Closing Date to the date of repurchase at the Prime Rate payable by certified cheque, bank draft or wire transfer, within two (2) Business Days of delivery by the Purchaser to the Vendor of a statement setting out any such overdue Accounts Receivable identified in Section 4.17 of the Vendor's Disclosure Letter, together with a mutually satisfactory assignment of such Accounts Receivable. Any Accounts Receivable which the Purchaser elects to sell to the Vendor under this Subsection
          7.11.1 shall be a "RESOLD ACCOUNTS RECEIVABLE".

     7.11.2 Any payment made by an account debtor to the Purchaser in respect of the Accounts Receivable included in the Purchased Assets shall be deemed to have been paid with respect to and shall be applied against the oldest portion of any indebtedness owed by the account debtor to the Purchaser, unless at the time of payment, such account debtor directs that the payment be applied to the payment of a particular account receivable, in which case, such payment shall be applied as directed.

     7.11.3 Prior to the repurchase of any Accounts Receivable included in the Purchased Assets, the Purchaser shall use reasonable efforts to collect such Accounts Receivable in the ordinary course of business.

     7.11.4 Any payments made by an account debtor to the Purchaser in respect of the Resold Accounts Receivable will be remitted to the Vendor within two (2) Business Days.

     7.11.5 If the Vendor collects any amounts on account of Resold Accounts Receivable that were identified in Section 4.17 of the Vendor's Disclosure Letter, 25% of such collections shall forthwith be remitted by Vendor to Purchaser.

7.12 POST CLOSING RECEIPTS

     7.12.1 If at any time following the Time of Closing, the Vendor receives, or comes into possession of, any of the Purchased Assets or any receipts, proceeds, cheques, securities or other property of any kind comprising, arising out of or derived from the Purchased Assets (including any cheques, notes or cash in payment of any account receivable or other intangible constituting part of the Purchased Assets), the Vendor shall immediately (and within at least two (2) Business Days) deliver the same to the Purchaser, with such endorsements, transfers or assignments as may be necessary or desirable to ensure that the Purchaser receives the immediate and full benefit thereof.

     7.12.2 On or immediately following the Time of Closing, the Vendor shall provide such authorizations, approvals and/or consents as may be necessary or desirable to permit the Purchaser to deposit into the Purchaser's bank account all cheques or other instruments made payable to the Vendor received by either the Vendor or the Purchaser following the Time of Closing in payment of any account receivable or other intangible comprising a part of the Purchased Assets.

7.13 PURCHASER'S PERFORMANCE ON CERTAIN CONTRACTS / CREDIT SUPPORT

Without limiting the Purchaser's obligations to assume and perform other Assumed Liabilities, the Purchaser shall, following Closing, assume and fully perform, satisfy and discharge all obligations and liabilities under the Material Contracts that are subject to Credit Support, it being understood that such Contracts are subject to Credit Support from a member of the Vendor Group.

7.14 VENDOR CREDIT SUPPORT AND FOREIGN EXCHANGE

The parties acknowledge that the Vendor and/or certain Affiliates of the Vendor (collectively, the "VENDOR Group") have given credit support to the Business, including obligations of members of the Vendor Group in respect of any letters of credit, surety bonds or performance bonds (including any obligations to reimburse the issuer thereof for any payments made thereunder) granted by any financial institution for the Business as principal and guarantees given by any member of the Vendor Group of any obligations of the Business (collectively, "CREDIT SUPPORT"). Set forth in Section 4.11 of the Vendor's Disclosure Letter is a complete and accurate list of all Credit Supports for the Business currently outstanding. To the extent that any member of the Vendor Group is unable to release or terminate its obligations in respect of any such Credit Support on Closing, the Purchaser shall indemnify and save harmless the Vendor and the EMS Guarantor for any Losses that either of them may have in respect of such Credit Support. The indemnification obligations of the Purchaser hereunder shall apply whether the obligations of the Vendor and the EMS Guarantor arise in respect of a matter occurring before or after Closing, provided that to the extent that the matter giving rise to the Loss also constitutes a breach of a representation or warranty given by the Vendor hereunder, the Purchaser may set off against its indemnification obligations in respect hereof any amount for which the Vendor is required to indemnify the Purchaser in respect of the same matter.

7.15 FURTHER ACTIONS

Each of the parties hereto shall, at its own expense, execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.

7.16 NO SHOP

From and after the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with Article 10, Vendor will not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate, or encourage submission of inquiries, proposals, or offers from any person (other than Purchaser) relating to any agreement or transaction regarding the possible disposition of the Business or all or any substantial portion of the Business or Purchased Assets (other than sales of inventory in the ordinary course of business) (an "ALTERNATIVE TRANSACTION") or (b) participate in any discussions or negotiations regarding, or furnish to any person or entity any information with respect to, any Alternative Transaction. If the Vendor breaches any of its obligations as described in this Section 7.16, and as a result thereof the Closing does not occur, the Vendor shall promptly pay to the Purchaser liquidated damages in the amount of US$2,000,000.

7.17 TAX MATTERS

     7.17.1 TAXES RELATING TO SALE OF PURCHASED ASSETS. Any transfer, documentary, sales, use, registration, value added and other similar taxes applicable to the conveyance and transfer from Vendor to Purchaser of the Purchased Assets and related fees (including any penalties, interest and additions to any such tax) shall be borne by Vendor.

     7.17.2 OTHER TAXES. Vendor will be responsible for and will pay any and all Taxes of Vendor that do not constitute Assumed Liabilities, and Purchaser will be responsible for and will pay any and all Taxes with respect to Purchased Assets relating to all periods (or portions thereof) beginning after the date of this Agreement.

     7.17.3 TREATMENT OF INDEMNITY PAYMENTS. All payments made by Vendor to or for the benefit of Purchaser pursuant to any indemnification obligations under this Agreement, will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

     7.17.4 COOPERATION. To the extent relevant to the Purchased Assets, each party shall (i) provide the other assistance as may be reasonably requested in connection with the preparation of any Tax return or the conduct of any audit or examination or other proceeding and (ii) retain and provide the other with information that may be relevant to the preparation of a Tax return, or the conduct of an audit, examination or other proceeding relating to Taxes.

     7.17.5 GST AND QST TAX ELECTIONS. The Vendor and Purchaser shall jointly elect under Section 167 of the ETA and Section 75 of the QSTA that no goods and services tax and Quebec sales tax be payable with respect to the purchase and sale of the Purchased Assets under this Agreement. The Vendor and Purchaser shall make such election on the forms prescribed for such purposes containing prescribed information, along with any documentation necessary or desirable. The Purchaser will file the election forms referred to above in compliance with the requirements of the applicable legislation.

     7.17.6 ACCOUNTS RECEIVABLE ELECTION. The Vendor and Buyer shall jointly make elections to have the rules, under Section 22 of the ITA and
          Section 184 of the QTA, apply in respect to the accounts receivable on the forms prescribed for such purposes and shall designate therein the portion of the Purchase Price allocated to the Accounts Receivable pursuant to Section 3.5 of this Agreement. The Vendor and Buyer shall file such election forms, along with any documentation necessary or desirable to give effect to such elections, with the appropriate taxing authority within the prescribed delays.

7.18 NOTICE OF UNTRUE REPRESENTATION OR WARRANTY

The Vendor shall notify the Purchaser, and the Purchaser shall notify the Vendor, promptly upon any representation or warranty made by it contained in this Agreement becoming incorrect prior to Closing, and, for the purposes of this Section 7.18, unless otherwise specified, each representation and warranty shall be deemed to be given at and as of all times from the date of this Agreement to the Closing Date. Any such notice shall set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Vendor or the Purchaser, as the case may be, to rectify the incorrectness. No such notice will relieve either Party of any right or remedy provided for in this Agreement.

                                   ARTICLE 8
                       CONDITIONS PRECEDENT TO THE CLOSING

8.1  CONDITIONS TO OBLIGATIONS OF VENDOR

The obligations of the Vendor to complete the sale of the Purchased Assets under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by it in whole or in part):

     8.1.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Purchaser contained in Article 5 of this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and all the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects and the Vendor shall have received a

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                                      S-64


          certificate of the Purchaser to such effect signed by a duly authorized officer thereof.

     8.1.2 NO ADVERSE ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use their commercially reasonable best efforts to have any such order or injunction vacated.

     8.1.3 NO LITIGATION. No suit, claim, cause of action, arbitration, mediation, investigation or other proceeding under which a third party is contesting, challenging or seeking to alter, enjoin or adversely affect the sale and purchase of the Purchased Assets contemplated by this Agreement or any other transaction contemplated by this Agreement, will be pending or threatened.

     8.1.4 ANCILLARY AGREEMENTS. Purchaser shall have executed and delivered counterparts of each of the Ancillary Agreements to which Purchaser is a signatory and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Purchaser of its obligations under this Agreement shall be reasonably satisfactory to the Vendor and the Vendor shall have received duly executed copies of all documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in form (as to certification and otherwise) and substance satisfactory to the Vendor and its counsel.

     8.1.5 NO INSOLVENCY PROCEEDING. The Purchaser shall not have: (i) become subject to any Insolvency Proceeding; or (ii) taken or attempted to take, any Insolvency Action.

     8.1.6 PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be provided or undertaken by Purchaser in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Vendor.

     8.1.7 OPINION. Vendor shall have received a favourable opinion of Purchaser's counsel, Osler Hoskin & Harcourt, LLP reasonably satisfactory to the Vendor.

     8.1.8 PURCHASE PRICE. The Purchaser shall have paid in full the Purchase Price to the Vendor, including the execution and delivery of the term promissory note in the principal amount of US$2,325,000 (subject to adjustment as provided in Section 3.3.4) plus interest in the form attached hereto as Schedule 8.1.8 (the "PURCHASE PRICE NOTE").

     8.1.9 THIRD PARTY CONSENTS. Purchaser shall have obtained and delivered to Vendor those consents, waivers and approvals from third parties and governmental entities identified on Schedule 8.1.9.

     8.1.10 SATCOM AGREEMENT. The Vendor and the Purchaser shall have entered into a mutually satisfactory supply agreement (the "SATCOM AGREEMENT") on the terms and conditions described in Schedule 8.1.10.

8.2  CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligation of the Purchaser to complete the purchase of the Purchased Assets under this Agreement is subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

     8.2.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Vendor contained in Article 4 of this Agreement (as qualified by Vendor's Disclosure Letter) shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and all the covenants contained in this Agreement to be complied with by Vendor on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate of Vendor to such effect signed by a duly authorized officer thereof.

     8.2.2 NO ADVERSE ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use their commercially reasonable best efforts to have any such order or injunction vacated.

     8.2.3 NO LITIGATION. No suit, claim, cause of action, arbitration, mediation, investigation or other proceeding under which a third party is contesting, challenging or seeking to alter, enjoin or adversely affect the sale and purchase of the Purchased Assets contemplated by this Agreement or any other transaction contemplated by this Agreement, will be pending or threatened.

     8.2.4 ANCILLARY AGREEMENTS. Vendor shall have executed and delivered counterparts of each of the Ancillary Agreements and other documentation relating to the sale and purchase of the Purchased Assets, including the assignments of the Assumed Contracts, Warranty Rights and Intellectual Property Rights (and all required third party consents thereto), and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendor of its obligations under this Agreement shall be reasonably satisfactory to the Purchaser and the Purchaser shall have received duly executed copies of all documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in form (as to certification and otherwise) and substance satisfactory to the Purchaser and its counsel.

     8.2.5 DELIVERY. Purchaser and its legal counsel shall be satisfied that all Purchased Assets shall have been duly delivered by or for Vendor to Purchaser as required by this Agreement.

     8.2.6 INTELLECTUAL PROPERTY ASSIGNMENTS. Purchaser shall have received from
          Vendor: (i) one or more assignments by which Vendor shall assign to Purchaser all patents and patent applications (including any and all continuations, continuations-in-part, divisions, reissues, re examinations, or extensions thereof, now existing or hereafter filed, issued or acquired and all rights to sue for any past, present or future infringement of any of the foregoing rights and the right to all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing rights, including damages for past, present or future infringement thereof) included in the Purchased Assets, executed on Vendor's behalf by a duly authorized officer of Vendor with his execution notarized, in a form acceptable for recording with the United States Patent and Trademark Office and otherwise reasonably satisfactory in form and substance to Purchaser (the "PATENT ASSIGNMENT"); and (ii) assignments from Vendor to Purchaser of all registered and unregistered copyrights, trademarks and service marks included in the Purchased Assets, duly executed on behalf of Vendor by a duly authorized officer of the Vendor and notarized, and in a form acceptable for recording with the United States Copyright Office or the United States Patent and Trademark Office, as applicable (respectively, the "COPYRIGHT ASSIGNMENT" and the "TRADEMARK ASSIGNMENT").

     8.2.7 THIRD PARTY CONSENTS. Vendor shall have obtained and delivered to Purchaser those consents, waivers and approvals from third parties and governmental entities which are identified on Schedule 8.2.7.

     8.2.8 ENCUMBRANCE TERMINATION. Vendor shall have obtained all appropriate encumbrance termination statements (or written undertakings to do so following Closing) necessary to remove or expunge any recordations of Encumbrances (other than Permitted Encumbrances) on any of the Purchased Assets, duly executed and delivered by the holders of such liens and, where applicable, shall have filed or have had filed all of such lien termination statements and, where applicable, shall have provided copies of such lien termination statements to Purchaser.

     8.2.9 ACCEPTANCE BY KEY EMPLOYEES OF OFFERS OF EMPLOYMENT. At least sixty-six percent (66%) of all Key Employees to whom Purchaser extends offers of employment accept such offer of employment.

     8.2.10 EMS LICENSE AGREEMENT. Vendor and EMS Guarantor shall have each entered into and executed the EMS License Agreement in the form attached hereto as Schedule 8.2.10 (the "EMS LICENSE AGREEMENT").

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                                      S-67


     8.2.11 NON-COMPETITION AND NON-SOLICITATION AGREEMENT. Vendor and EMS Guarantor shall have each entered into and executed a non-competition and non-solicitation agreement in the form attached hereto as Schedule
          8.2.11 (the "VENDOR NON-COMPETITION AND NON-SOLICITATION AGREEMENT").

     8.2.12 NO INSOLVENCY PROCEEDING. The Vendor shall not have: (i) become subject to any Insolvency Proceeding or (ii) taken or attempted to take, any Insolvency Action.

     8.2.13 PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be provided or undertaken by Vendor in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel to Purchaser.

     8.2.14 OPINION. Purchaser shall have received a favourable opinion of Vendor's counsel, Borden Ladner Gervais, LLP reasonably satisfactory to the Purchaser.

     8.2.15 NO MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect in (i) the business or financial condition of Vendor,
          (ii) the Purchased Assets, or (iii) Vendor's right, title or interest, in or to the Purchased Assets.

     8.2.16 SATCOM AGREEMENT. The Purchaser and the Vendor shall have entered into a mutually satisfactory supply agreement on the terms and conditions described in Schedule 8.1.10.

                                   ARTICLE 9
                                 INDEMNIFICATION

9.1  INDEMNIFICATION BY THE VENDOR

Subject to the terms of this Article 9, the Vendor and EMS Guarantor solidarily agree to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

     9.1.1 any breach or inaccuracy of any representation or warranty of the Vendor contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any breach or inaccuracy of any representation or warranty
          (i) of which the Purchaser has actual knowledge thereof at Closing or
          (ii) unless the Purchaser shall have provided notice to the Vendor in accordance with Section 9.4 on or prior to the expiration of the applicable time period related to such representation or warranty as set out in Article 6);

     9.1.2 any breach or non performance, in any material respect, by the Vendor of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and

     9.1.3 any of the Excluded Liabilities.

9.2  INDEMNIFICATION BY THE PURCHASER

Subject to the terms of this Article 9, the Purchaser agrees to indemnify and save harmless the Vendor from all Losses suffered or incurred by the Vendor as a result of or arising directly or indirectly out of or in connection with:

     9.2.1 any breach or inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto (provided that the Purchaser shall not be required to indemnify or save harmless the Vendor in respect of any breach or inaccuracy of any representation or warranty
          (i) of which the Vendor has actual knowledge of such breach or inaccuracy on Closing or (ii) unless the Vendor shall have provided notice to the Purchaser in accordance with Section 9.4 on or prior to the expiration of the applicable time period related to such representation or warranty as set out in Article 6);

     9.2.2 any breach or non performance, in any material respect, by the Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and

     9.2.3 any of the Assumed Liabilities.

9.3  THRESHOLD AND LIMITATIONS

     9.3.1 Notwithstanding Section 9.1 but subject to Subsection 9.1.3, the Vendor's obligation to indemnify the Purchaser in respect of Losses for breaches or inaccuracies of one or more representations or warranties will be applicable only to the extent that the aggregate of all such Losses is in excess of US$75,000 (the "THRESHOLD") (after which the Vendor shall indemnify the Purchaser for all Losses, even those under the Threshold) up to a maximum amount equal to 50% of the Purchase Price (the "CAP"); provided that there shall be no Cap in respect of any claim for indemnity of the Purchaser based upon the fraud or wilful misconduct of the Vendor or a breach of the representations and warranties contained in Subsection 6.1(b) and Subsection 6.1(d) or for any obligation to indemnify that relates to any of the Excluded Liabilities.

     9.3.2 Notwithstanding Section 9.2, the Purchaser's obligation to indemnify the Vendor in respect of Losses for breaches or inaccuracies of one or more representations or warranties will be applicable only to the extent that the aggregate of all such Losses is in excess of the Threshold (after which the Vendor shall indemnify the Purchaser for all Losses, even those under the Threshold), up to a maximum amount equal to the Cap; provided that there shall be no Cap in respect of any claim for indemnity of the Vendor based upon the fraud or wilful misconduct of the Purchaser or a breach of the representations and warranties contained in Subsection 6.1(b) or for any obligation to indemnify that relates to any of the Assumed Liabilities.

     9.3.3 An indemnified party may recover from the indemnifying party once in respect of each Loss, and no liability shall attach to the indemnifying party in respect of any representation and warranty contained in this Agreement or any other document referred to herein to the extent that the indemnified party has recovered from the other in respect of the same Loss under any other representation and warranty in this Agreement or any other document referred to herein.

     9.3.4 To the extent that a Loss relates to a matter for which a reserve has been taken or reflected in the Closing Working Capital Statement, a matter that would otherwise constitute a Loss shall be deemed not to constitute a Loss until such reserve has been exhausted, and then only to the extent that such Loss exceeds the remainder of such reserve.

     9.3.5 In calculating the liability of the Vendor in respect of any representation or warranty contained in this Agreement or any other document referred to herein, there shall be taken into account the amount by which any Tax, for which the Purchaser is now or in the future accountable or liable to be assessed, is ultimately reduced or extinguished as a direct result of the matter giving rise to such liability.

     9.3.6 To the extent that any breach of any representation or warranty contained in this Agreement or any other agreement referred to herein is capable of remedy, the indemnified party shall afford the indemnifying party a reasonable opportunity to remedy the matter complained of.

     9.3.7 If Environmental Laws change after the Closing Date or the Purchaser changes the use of any of the Purchased Assets the Vendor's liability in respect of the representations and warranties contained in Section
          4.30 shall not be greater than it would have been had such laws or use not changed.

9.4  NOTICE OF CLAIM

If a party (the "INDEMNIFIED PARTY") shall become aware of any Claim in respect of which the other party (the "INDEMNIFYING PARTY") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the Claim does not so arise (a "DIRECT CLAIM"), and shall also specify with reasonable particularity:

     9.4.1 the factual basis for the Claim; and

     9.4.2 the amount of the Claim.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to effectively contest the determination of any liability susceptible of being contested (but prior to the date contemplated by Article 6, if applicable), the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses that, as a result of the Indemnified Party's failure to give such notice on a timely basis, could not be contested.

9.5  DIRECT CLAIMS

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have thirty days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such thirty day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. Otherwise, the matter shall be referred to binding arbitration pursuant to Article 11 below.

9.6  THIRD PARTY CLAIMS

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out of pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of inconsistent defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

9.7  SETTLEMENT OF THIRD PARTY CLAIMS

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason and the Indemnified Party shall indemnify and save harmless the Indemnifying Party from and against any Losses resulting from or arising out of the failure of the Indemnifying Party to consent to such settlement.

9.8  CO-OPERATION

The Indemnified Party and the Indemnifying Party shall co operate fully with each other with respect to Third Party Claims and any defence thereof, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available). Where the defence of a Third Party Claim is being undertaken and controlled by the Indemnifying Party, the Indemnified Party shall use all reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is reasonably necessary to assist the Indemnifying Party in evaluating and defending such Third Party Claims.

9.9  EXCLUSIVITY

The provisions of this Article 9 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims and recourses shall be subject to the limitations and other provisions contained in this Article 9.

9.10 CURRENCY INDEMNITY

To the extent permitted by applicable law, the obligations of the Vendor, the EMS Guarantor or the Purchaser (the "OBLIGATED PARTY") in respect of any amount due under this Agreement in one currency (the "AGREED CURRENCY") shall, notwithstanding any payment in any other currency (the "OTHER CURRENCY") (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the Agreed Currency that the other party of the Vendor, the EMS Guarantor or the Purchaser (the "OTHER PARTY") may purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which the Other Party receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, the Obligated Party shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of the Obligated Party not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section 9.10, continue in full force and effect.

                                   ARTICLE 10
                        TERMINATION, AMENDMENT AND WAIVER

10.1 TERMINATION

This Agreement may be terminated at any time prior to the Closing:

     10.1.1 by the mutual written consent of Vendor and Purchaser;

     10.1.2 by either Purchaser or Vendor at any time prior to Closing, if the other commits a material breach of this Agreement that is not cured within thirty (30) days after notice thereof;

     10.1.3 by either Vendor or Purchaser, if the Closing shall not have occurred prior to the Termination Date; provided, however, that the right to terminate this Agreement under this Subsection 10.1.3 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

     10.1.4 by either Vendor or Purchaser if there shall have been instituted, pending or threatened (and not withdrawn) any action or proceeding by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, or there shall be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prevent or preventing consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, or seeking to prohibit or limit or prohibiting or limiting Purchaser or any of its Affiliates from exercising all material rights and privileges pertaining to ownership of the Purchased Assets or the ownership or operation by Purchaser or any of its Affiliates of all or a material portion of the Purchased Assets, or seeking to or compelling compel Purchaser or any of its Affiliates to dispose of or hold separate all or any material portion of the Purchased Assets.

10.2 EFFECT OF TERMINATION

In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except as set forth in Section 7.18 and provided further that (i) if Closing shall fail to occur as a result of the Purchaser not being in compliance with its covenants under this Agreement or the Other Agreements (and provided the Vendor has satisfied all of its obligations thereunder) the Purchaser shall pay to the Vendor the sum of One Million United States Dollars (US$1,000,000) as liquidated damages (and representing the parties' genuine estimate of damages and not a penalty), (ii) subject to the application of Section 7.16, if Closing shall fail to occur as a result of Vendor not being in compliance with its covenants under this Agreement or the Other Agreements (and provided the Purchaser has satisfied all of its obligations thereunder), the Vendor shall pay to the Purchaser the sum of One Million United States Dollars (US$1,000,000) as liquidated damages (and representing the parties bona fide and good faith estimate of damages and not a penalty), and (iii) nothing herein shall relieve either party from Liability for any wilful breach hereof.

10.3 WAIVER

At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein, in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE 11
                               DISPUTE RESOLUTION

11.1 SUBMISSION OF CLAIMS TO ARBITRATION

In the event of any dispute hereunder, the CEOs of each of the Purchaser and the Vendor shall consult with one another with a view to attempting to resolve same. If after a 30-day period there remains, after good faith negotiation, a dispute as to any Claims, either Party may, by written notice to the other, demand arbitration of the matter pursuant to Quebec law and the applicable rules of the Quebec Code of Civil Procedure. The arbitration decision as to the validity and amount of any Claim shall be final, without right of appeal, and shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Agreement, the Parties shall be entitled to act in accordance with such decision.

Any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted in English and in Montreal, Quebec. Each party shall bear its own expenses (including, attorneys' fees and expenses) incurred in connection with any such arbitration.

11.2 FEES AND COSTS

The prevailing party in any arbitration brought under Article 11 shall be entitled to recover, as an element of the costs of the arbitration and not as damages, its reasonable attorneys' fees, experts' fees and other costs and expenses incurred in such arbitration to be fixed by the arbitrator (including costs, expenses and fees on any appeal and costs, expenses and fees in any initial proceedings before any court).

                                   ARTICLE 12
                                  EMS GUARANTOR

12.1 REPRESENTATIONS AND WARRANTIES

The EMS Guarantor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Assets:

     12.1.1 The EMS Guarantor is a corporation validly subsisting under the laws of the State of Georgia and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

     12.1.2 This Agreement has been duly authorized, executed and delivered by the EMS Guarantor and is a legal, valid and binding obligation of, enforceable against the EMS Guarantor by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

12.2 GUARANTEE

Subject as hereinafter provided, the EMS Guarantor hereby absolutely, unconditionally and irrevocably jointly and severally (solidarily) guarantees to the Purchaser (waiving the benefits of division and discussion) the punctual and complete fulfilment, payment and performance when due of all obligations of the Vendor under the terms of this Agreement and the Ancillary Agreements as the same may be amended, replaced, modified or restated from time to time by the Vendor and the Purchaser. For greater certainty, the liability of the EMS Guarantor under this Article 12 shall be subject to the same limitations as those provided with respect to the liability of the Vendor hereunder.

                                   ARTICLE 13
                                  AMT GUARANTOR

13.1 REPRESENTATIONS AND WARRANTIES

The AMT Guarantor represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on such representations and warranties in connection with the selling of the Purchased Assets:

     13.1.1 The AMT Guarantor is a corporation validly subsisting under the laws of Canada and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

     13.1.2 This Agreement has been duly authorized, executed and delivered by the AMT Guarantor and is a legal, valid and binding obligation of, enforceable against the AMT Guarantor by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

13.2 GUARANTEE

Subject as hereinafter provided, the AMT Guarantor hereby absolutely, unconditionally and irrevocably jointly and severally (solidarily) guarantees to the Vendor (waiving the benefits of division and discussion) the punctual and complete fulfilment, payment and performance when due of all obligations of the Purchaser under the terms of this Agreement and the Ancillary Agreements as the same may be amended, replaced, modified or restated from time to time by the Purchaser and the Vendor. For greater certainty, the liability of the AMT Guarantor under this Article 13 shall be subject to the same limitations as those provided with respect to the liability of the Purchaser hereunder.

                                   ARTICLE 14
                             POST-SIGNING COVENANTS

14.1 Employees Non-Competition Agreements

With respect to each of those Employees and Consultants identified in a letter of Purchaser to Vendor referencing to this Section 14.1 and delivered to Purchaser (which letter Vendor shall not copy, and shall retain in confidence and shall not disclose the existence or contents thereof to anyone), Vendor undertakes to use its reasonable efforts so that each such Employees and Consultants shall enter into and execute a non-competition agreement with the Purchaser in a form satisfactory to Purchaser (the "EMPLOYEES NON-COMPETITION AGREEMENTS") no later than Closing Date.

14.2 Invention Assignment and Confidentiality Agreements

With respect to the Transferred Employees who are identified as Employees under
Section 4.25.1 of the Vendor's Disclosure Letter, Vendor undertakes to use its reasonable efforts so that each such Transferred Employees shall enter into and execute an agreement regarding the protection of proprietary information and the assignment of inventions in favor of Purchaser, or an employment agreement containing substantially similar terms, no later than Closing Date.

14.3 Finder's Fees SATISFIED

With respect to any person entitled to a finder's fee, broker's fee, commission or the like in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Vendor, Vendor and EMS Guarantor hereby jointly and severally (solidarily) undertake to indemnify and hold harmless the Purchaser and the AMT Guarantor with respect to any Claim for any fee, commission or other cost payable to such person by Vendor or EMS Guarantor.

                                   ARTICLE 15
                               GENERAL PROVISIONS

15.1 EXPENSES

All costs and expenses, including fees and disbursements of legal counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

15.2 NOTICES

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     15.2.1 if to Vendor:

          EMS TECHNOLOGIES, INC.          EMS TECHNOLOGIES CANADA, LTD.
          660 Engineering Drive           660 Engineering Drive
          Norcross, Georgia USA           Norcross, Georgia USA
          30092                           30092

          Attention: Vice-President and   Attention: Vice-President and General
                     General Counsel                 Counsel
          Facsimile: (770) 447-4397       Facsimile: (770) 447-4397

     with a copy to:

          BORDEN LADNER GERVAIS LLP
          44th Floor
          40 King Street West
          Toronto, Ontario
          M5H 3Y4

          Attention: Frank S. Callaghan
          Facsimile: (416) 367-6749

     15.2.2 if to Purchaser:

          ADVANTECH SATELLITE NETWORKS INC.
          657 Orly Avenue
          Dorval, Quebec
          H9P 1G1

          Attention: David Gelerman
          Facsimile: (514) 420-0153

     with a copy to:

          OSLER HOSKIN & HARCOURT LLP
          1000 de La Gauchetiere Street West
          Suite 2100
          Montreal, Quebec
          H3B 4W5

          Attention: Shahir Guindi
          Facsimile: (514) 904-8101

15.3 PUBLIC ANNOUNCEMENTS

Except as may otherwise be required by law, Vendor shall not make or cause to be made any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior written consent of Purchaser.

15.4 HEADINGS

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.5 SEVERABILITY

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.6 ENTIRE AGREEMENT

This Agreement and the Ancillary Agreements constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral, including the Letter of Intent.

15.7 ASSIGNMENT

This Agreement shall not be assigned by Purchaser or Vendor without the prior written consent of the non-assigning party. Notwithstanding the foregoing the Purchaser may assign all or a portion of its rights and obligations hereunder to one or more wholly owned Affiliates of Purchaser without obtaining the prior written consent of the Vendor provided that any such assignment shall not relieve the Purchaser from any of its obligations hereunder and shall be subject to any equities that exist or may in the future exist between the Vendor and the Purchaser.

15.8 NO THIRD-PARTY BENEFICIARIES

This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the indemnification rights of each Purchaser Indemnified Party under this Agreement.

15.9 AMENDMENT; WAIVER

This Agreement may not be amended or modified except by an instrument in writing signed by Vendor and Purchaser. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

15.10 GOVERNING LAW; JURISDICTION AND VENUE

This Agreement shall be governed by, and construed in accordance with, the internal laws of the Province of Quebec and the laws of Canada applicable therein. Subject to the provisions of Article 11, the Courts of the Province of Quebec, shall have jurisdiction in respect of any dispute, controversy or claim arising out of or in connection with this Agreement.

15.11 LANGUAGE

The parties hereto confirm that they have agreed that this Agreement and all documents relating hereto be drafted in English. Les parties aux presentes confirment qu'elles ont accepte que la presente convention de meme que tous les documents s'y rattachant soient rediges en anglais.

15.12 COUNTERPARTS

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15.13 RESTRICTION ON DISCLOSURE OF AGREEMENT TERMS

Neither Purchaser, on the one hand, nor Vendor, on the other hand, shall publicly disclose the detailed terms and conditions of this Agreement (other than to such party's employees, directors or advisors), without the other party's prior consent; provided, however, that notwithstanding the foregoing, a party may make such disclosures regarding this Agreement as it determines with the advice of its legal counsel, are required under applicable laws and regulations or orders, decrees, inquiries or subpoenas of any court or governmental body, and in that case such party will give the other party or parties hereto prior notice of its intention to make such disclosure pursuant to this proviso.

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

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

                                        ADVANTECH SATELLITE NETWORKS INC.


                                        By: /s/ David Gelerman
                                            ------------------------------------
                                        Name: David Gelerman
                                        Title: President


                                        ADVANTECH ADVANCED MICROWAVE
                                        TECHNOLOGIES INC.


                                        By: /s/ David Gelerman
                                            ------------------------------------
                                        Name: David Gelerman
                                        Title: Chief Executive Officer


                                        EMS TECHNOLOGIES CANADA, LTD.


                                        By: /s/ Alfred G. Hansen
                                            ------------------------------------
                                        Name: Alfred G. Hansen
                                        Title: Chairman of the Board


                                        EMS TECHNOLOGIES, INC.


                                        By: /s/ Alfred G. Hansen
                                            ------------------------------------
                                        Name: Alfred G. Hansen
                                        Title: President and Chief Executive
                                               Officer

[The schedules and exhibits identified in Section 1.2 of the Agreement have been omitted from this registration statement. The Registrant undertakes to supplementally furnish to the Commission copies of any omitted schedule or exhibit upon request.]